As filed with the Securities and Exchange Commission on November 15, 2007
Registration Nos. 333- and 333- -01
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Countrywide Financial Corporation
Countrywide Home Loans, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware New York	13-2641992 13-2631719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4500 Park Granada
Calabasas, CA 91302
(818) 225-3000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

SANDOR E. SAMUELS, CHIEF LEGAL OFFICER
Countrywide Financial Corporation and Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, CA 91302
(818) 225-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MICHAEL J. O’SULLIVAN
Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
(213) 683-9100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Registration
Securities to be Registered	Registered	Security	Offering Price	Fee
Series A Floating Rate Convertible Senior Debentures Due 2037	$2,000,000,000(1)	100%(2)	$2,000,000,000(1)	$61,400(3)
Series B Floating Rate Convertible Senior Debentures Due 2037	$2,000,000,000(1)	100%(2)	$2,000,000,000(1)	$61,400(3)
Guarantees by Countrywide Home Loans of the Series A and Series B Floating Rate Convertible Senior Debentures	—	—	—	(4)
Common Stock, par value $0.05 per share	99,181,600(5)	—	—	(6)
Total	—	—	—	$122,800

(1)	Represents the aggregate principal amount of Series A Floating Rate Convertible Senior Debentures Due 2037 (the “Series A Debentures”) and Series B Floating Rate Convertible Senior Debentures Due 2037 (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”) issued by Countrywide Financial Corporation.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(i) under the Securities Act. Exclusive of accrued interest and distributions, if any.

(3)	Calculated in accordance with Rule 457(i) under the Securities Act.

(4)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees of the Debentures.

(5)	The initial conversion rates for the Debentures are 19.0734 shares of common stock per $1,000 principal amount of Series A Debentures and 17.1003 shares of common stock per $1,000 principal amount of Series B Debentures, which, if all Debentures were converted at those conversion rates, would result in the issuance of 72,347,400 shares of common stock. However, if certain corporate transactions affecting the Registrant occur on or before certain dates, the Registrant must under certain circumstances increase the conversion rates by a number of additional shares of common stock up to a maximum conversion rate of 24.7954 shares of common stock per $1,000 principal amount of Debentures, which, if all Debentures were converted at that conversion rate, would result in the issuance of 99,181,600 shares of common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate additional number of shares of common stock issuable upon conversion of the Debentures as a result of stock splits, stock dividends and similar events.

(6)	No additional consideration will be received for the common stock issuable on conversion of the Debentures and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

Countrywide Financial Corporation

$2,000,000,000 Series A Floating Rate Convertible Senior Debentures Due 2037
$2,000,000,000 Series B Floating Rate Convertible Senior Debentures Due 2037

Fully and Unconditionally Guaranteed by

Countrywide Home Loans, Inc.

We issued and sold $2,000,000,000 aggregate principal amount of our Series A Floating Rate Convertible Senior Debentures Due 2037 (the “Series A Debentures”) and $2,000,000,000 aggregate principal amount of our Series B Floating Rate Convertible Senior Debentures Due 2037 (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”) in a private placement in May 2007. The selling securityholders identified in this prospectus will use this prospectus to resell their Debentures and any shares of our common stock issuable upon conversion of their Debentures as described in “Plan of Distribution” beginning on page 56 of this Prospectus. We will not receive any proceeds from this offering.

The Series A Debentures will mature on April 15, 2037 and the Series B Debentures will mature on May 15, 2037. The Series A Debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 3.50% (the initial interest rate was 1.86%), and the Series B Debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 2.25% (the initial interest rate was 3.11%); provided that in each case such rate will never be less than 0% per annum. Interest on the Series A Debentures is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, with the first payment having been made on July 15, 2007. Interest on the Series B Debentures is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, with the first payment having been made on August 15, 2007.

The Debentures are our senior unsecured obligations, rank equal in right of payment with our other senior unsecured debt and rank senior to all of our subordinated debt. Countrywide Home Loans, Inc. (“CHL”) guarantees our obligations under the Debentures.

The Debentures are convertible, at your option, into cash and shares of our common stock, if any, at an initial conversion rate of 19.0734 shares of our common stock for the Series A Debentures and 17.1003 shares of our common stock for the Series B Debentures, in each case per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $52.43 per share and $58.48 per share, respectively), subject to adjustment as described in this prospectus. You may exercise this option with respect to your Debentures prior to the business day immediately preceding the relevant maturity date under the following circumstances (1) if the last reported sale price of our common stock reaches a specified threshold during specified periods, (2) if the trading price of your series of Debentures falls below a specified threshold; (3) if we have called those Debentures for redemption; (4) on or after January 15, 2037, in the case of the Series A Debentures, or February 15, 2037, in the case of the Series B Debentures; or (5) on the occurrence of the specified corporate transactions affecting us described in this prospectus.

On conversion, we will pay cash and, if applicable, deliver shares of our common stock based on a daily conversion value (as described herein) calculated for each day of the applicable 20 trading-day observation period. If certain corporate transactions affecting us occur on or before certain dates, we will under certain circumstances increase the conversion rate by a number of additional shares of our common stock.

We may redeem the Debentures in whole or in part at any time on or after October 15, 2008, in the case of the Series A Debentures, or May 15, 2009, in the case of the Series B Debentures, in each case for cash equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest, if any, on the Debentures to, but excluding, the date fixed for redemption. Holders of the Series A Debentures have the right to require us to repurchase all or a portion of their Debentures on October 15, 2008, 2009, 2010, 2012, 2017, 2022, 2027 and 2032, and holders of the Series B Debentures have the right to require us to repurchase all or a portion of their Debentures on May 15, 2009, 2010, 2012, 2017, 2022, 2027 and 2032. If a fundamental change, as defined in “— Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change” occurs, each holder will have the right on the fundamental change repurchase date to require us to repurchase its Debentures for cash. The repurchase price payable, whether upon a specified date or upon a fundamental change, will be 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest on the Debentures to, but excluding, the repurchase date.

Shares of our common stock are quoted on The New York Stock Exchange (NYSE) under the symbol “CFC”. The last reported sale price of our common stock on November 14, 2007 was $13.37 per share.

Since their issuance, the Debentures have been eligible for trading in the PORTALsm Market of the Nasdaq Stock Market, Inc. However, upon their registration, the Debentures will cease to be eligible for trading in PORTAL. We do not intend to list the Debentures on any national securities exchange or to include them in any automated quotation system upon their registration.

Investing in the Debentures involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus is accurate as of any date other than the date appearing on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “Countrywide Financial Corporation,” “CFC,” “we,” “us” and “our” are to Countrywide Financial Corporation.

References in this prospectus to “Countrywide Home Loans” or “CHL” are to Countrywide Home Loans, Inc.

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Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information regarding our files at the NYSE, you should call 1-212-656-3000.

We have filed with the SEC a registration statement on Form S-3 to register the resale by the selling securityholders of the Debentures and shares of common stock issuable on conversion of the Debentures. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information regarding us, you should refer to the registration statement and its exhibits. The full registration statement can be obtained from the SEC as indicated above.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	our Current Reports on Form 8-K filed on March 29, 2007, April 3, 2007, April 23, 2007, May 22, 2007, May 29, 2007, August 16, 2007, August 17, 2007, August 28, 2007 (as amended on November 2, 2007), September 13, 2007 (with respect to Item 2.05 disclosure, as amended on October 16, 2007), October 2, 2007 and October 24, 2007.

You may request a copy of these filings, at no cost, by writing or telephoning us at Countrywide Financial Corporation, 4500 Park Granada, Calabasas, California 91302, telephone (818) 225-3000, Attention: Investor Relations.

Cautionary Statement Regarding Forward-Looking Information

Some of the statements in this prospectus and any documents incorporated by reference constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” and other expressions that indicate future events and trends. We do not, nor does any other person, assume responsibility for the accuracy and completeness of any forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

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Factors that could cause actual results to differ materially from historical results or those anticipated include, but are not limited to the following:

•	Changes in general business, economic, market and political conditions from those expected

•	Continued increases in credit exposure resulting from our decision to retain more loans in our portfolio of loans held for investment than we have historically

•	The level and volatility of interest rates as well as the shape of the yield curve

•	Continued general decline in U.S. housing prices or in activity in the U.S. housing market

•	Continued increases in delinquency rates of borrowers

•	Continued reduction in the availability of secondary markets for our mortgage loan products

•	The fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates and to exercise judgment about matters that are inherently uncertain, such as the value of our assets

•	The level of competition in each of our business segments

•	Negative public opinion that could damage our reputation

•	Changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which the Company operates

•	Incomplete or inaccurate information provided by customers and counterparties, or adverse changes in the financial condition of our customers and counterparties

•	Operational risks

•	Failure to attract and retain a highly skilled workforce

•	New lines of business or new products and services that may subject us to additional risks

•	Continued increases in the cost of debt or loss of access to corporate debt markets or other sources of liquidity, which may be caused by, for example, a loss of investment-grade credit ratings

•	Unforeseen cash or capital requirements

•	A reduction in government support of homeownership

•	A change in our relationship with the housing-related government agencies and government sponsored enterprises (“GSEs”)

•	Changes in regulations or the occurrence of other events that impact the business, operation or prospects of GSEs

•	The ability of management to effectively implement the Company’s strategies and business plans

•	The occurrence of natural disasters or other events or circumstances that could impact our operations or could impact the level of claims in the Insurance Segment.

These factors, all of the forward-looking statements and Risk Factors that follow are qualified in their entirety by reference to the factors discussed in greater detail in the sections titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Risk Factors” in our most recent Form 10-K and Form 10-Q, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

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Summary

This summary contains a general overview of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, that we file and have filed with the SEC and incorporated by reference in this prospectus. You should carefully consider the information contained in or incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 7 of this prospectus.

Countrywide Financial Corporation

Countrywide Financial Corporation, which we also refer to in this prospectus as “we” or “us,” is a holding company which, through our subsidiaries, originates, purchases, securitizes, sells and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company.

We manage our business through five business segments — Mortgage Banking, Banking, Capital Markets, Insurance and Global Operations. We primarily conduct the following operations in these segments:

1. Mortgage Banking — The Mortgage Banking Segment is comprised of three sectors: Loan Production, Loan Servicing and Loan Closing Services.

The Loan Production Sector originates prime and nonprime loans for sale or securitization through a variety of channels on a national scale. The Loan Production Sector is comprised of three lending channels of Countrywide Home Loans and also includes the mortgage banking activities of Countrywide Bank. The three production channels are: the Retail Channel (Consumer Markets and Full Spectrum Lending), the Wholesale Lending Channel and the Correspondent Lending Channel. The Retail Channel sources mortgage loans primarily from consumers through the Company’s retail branch network and call centers, as well as through real estate agents and homebuilders. The Wholesale Lending Channel sources mortgage loans primarily from mortgage brokers. The Correspondent Lending Channel purchases mortgage loans from other mortgage lenders, including financial institutions, commercial banks, savings and loan associations, home builders and credit unions.

The Loan Servicing Sector includes investments in mortgage servicing rights and retained interests, as well as the Company’s loan servicing operations and subservicing for other domestic financial institutions. The Loan Closing Services Sector is comprised of the LandSafe companies, which provide credit reports, appraisals, title reports and flood determinations to the Company’s Loan Production Sector, as well as to third parties.

2. Banking — The Banking Segment includes Banking Operations — primarily the investment and fee-based activities of Countrywide Bank — together with the activities of Countrywide Warehouse Lending and certain loans held for investment and owned by Countrywide Home Loans. Banking Operations invests in mortgage loans sourced from the Loan Production Sector and mortgage loans and high-quality mortgage-backed securities purchased from non-affiliated entities. Countrywide Warehouse Lending provides third-party mortgage lenders with temporary financing secured by mortgage loans.

3. Capital Markets — The Capital Markets Segment includes the operations of Countrywide Securities Corporation, a registered broker-dealer specializing in the mortgage securities market. It also includes the operations of Countrywide Asset Management Corporation, Countrywide Commercial Real Estate Finance Inc., Countrywide Servicing Exchange, Countrywide Alternative Investments Inc., CSC Futures Inc., Countrywide Capital Markets Asia (H.K.) Limited, CAA Management Inc., Countrywide Sunfish Management LLC and Countrywide Derivative Products, Inc.

4. Insurance — The Insurance Segment includes Balboa Life and Casualty Group, a national provider of property, casualty, life, disability and credit insurance; Balboa Reinsurance Company, a primary mortgage reinsurance company; and Countrywide Insurance Services, Inc., a national insurance agency offering a specialized menu of insurance products directly to consumers.

5. Global Operations —  The Global Operations Segment includes Global Home Loans Limited, a provider of loan origination processing and loan subservicing in the United Kingdom until July 31, 2006; UKValuation Limited, a provider of property valuation services in the UK until December 6, 2006; Countrywide International Technology Holdings Limited, a licensor of loan origination processing, servicing and residential real estate value assessment technology; CFC India Private Limited, a provider of call center, data processing and information technology related services; and CFC International (Processing Services), Limited, located in Costa Rica, a provider of call center and data processing services.

Our principal executive office is located at 4500 Park Granada, Calabasas, California 91302. Our telephone number is (818) 225-3000.

The Offering

The summary below describes the principal terms of the Debentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Debentures” section of this prospectus contains a more detailed description of the terms and conditions of the Debentures. For purposes of this “Offering” section, references to “Countrywide,” the “company,” “we,” “us” and “our” refer only to Countrywide Financial Corporation and do not include its subsidiaries, and references to “Countrywide Home Loans, Inc.” or “CHL” refer only to Countrywide Home Loans, Inc. and do not include its subsidiaries.

Issuer	Countrywide Financial Corporation

Securities Offered	$2,000,000,000 aggregate principal amount of Series A Floating Rate Convertible Debentures Due 2037 (the “Series A Debentures”) and $2,000,000,000 aggregate principal amount of Series B Floating Rate Convertible Debentures Due 2037 (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”).

Maturity Date	The Series A Debentures will mature on April 15, 2037 and the Series B Debentures will mature on May 15, 2037.

Guarantor	Countrywide Home Loans, Inc. (“CHL”) guarantees our obligations under the Debentures, including the payment of cash and delivery of our common stock upon conversion of the Debentures and the due and punctual payment of principal and interest on the Debentures, whether at the relevant maturity date, upon acceleration, upon redemption, upon repurchase or otherwise. The guarantee is an unsecured and unsubordinated obligation of CHL and ranks equally with its other unsecured and unsubordinated indebtedness.

Ranking	The Debentures are our senior unsecured obligations, rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to our subordinated debt, if any. The Debentures effectively rank junior to any of our existing and future secured indebtedness and the existing and future secured indebtedness of CHL, in each case to the extent of the value of the assets securing such indebtedness. The Debentures are also structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor subsidiaries.

At September 30, 2007, (i) we had approximately $14,472 million of indebtedness (excluding guarantees) ranking equally with the Debentures and (ii) CHL had indebtedness (excluding guarantees) of approximately $20,167 million ranking equally with the guarantee.

Interest	The Series A Debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 3.50% (the initial interest rate was 1.86%), and the Series B Debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 2.25% (the initial interest rate was 3.11%); provided that in each case such rate will never be less than 0% per annum. Interest on the Series A Debentures is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, with the first payment having been made on July 15, 2007. Interest on the Series B Debentures is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, with the first payment having been made on August 15, 2007.

Conversion Rights	You may convert your Debentures, in whole or in part, at any time before the close of business on the business day immediately preceding the relevant maturity date from and after the date of the following events:

• during any fiscal quarter after the fiscal quarter ending June 30, 2007, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter exceeds 130% of the conversion price for those Debentures, as the case may be, on that 30th trading day;

• during the five business days immediately after any five consecutive trading-day period in which the trading price (as defined under “Description of the Debentures — Conversion Rights — Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of the relevant Debentures for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for those Debentures, on each such day;

• if we have called those Debentures for redemption;

• on or after January 15, 2037, in the case of the Series A Debentures, or February 15, 2037, in the case of the Series B Debentures; or

• upon the occurrence of specified corporate transactions affecting us, described under “Description of the Debentures — Conversion Rights — Conversion upon Specified Corporate Transactions.”

For each $1,000 principal amount of Debentures surrendered for conversion, you will receive cash and shares of our common stock, if any, at an initial conversion rate of 19.0734 shares of our common stock for the Series A Debentures and 17.1003 shares of our common stock for the Series B Debentures. This represents an initial conversion price of approximately $52.43 and $58.48 per share of our common stock, respectively. The conversion rate for each series of Debentures may be adjusted for certain reasons (see “Description of the Debentures — Payment Upon Conversion — Conversion Rate Adjustments”), but will not be adjusted for any accrued interest. On conversion, you will not receive any cash payment representing accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by cash and shares of the common stock, if any, received by you on conversion.

In connection with any such conversion, we will satisfy our obligation to convert the Debentures by delivering to holders in respect of each $1,000 principal amount of Debentures being converted, cash, shares of our common stock or a combination thereof as described under “Description of the Debentures — Payment upon Conversion.” The “settlement amount” that we will deliver upon conversion of the Debentures will be the sum of the “daily settlement amounts” for each of the twenty trading days during the related observation period, as described under “Description of the Debentures — Payment upon Conversion.”

If you elect to convert your Debentures in connection with certain corporate transactions affecting us that occur on or prior to certain dates, we will, under certain circumstances, increase the conversion rate for the relevant series of Debentures by a number of additional shares of our common stock upon conversion as described under “Description of the Debentures — Payment upon Conversion — Make-Whole Amount.”

Payment at Maturity	Each holder of $1,000 principal amount of the Debentures will be entitled to receive $1,000 at maturity, plus accrued and unpaid interest, to, but excluding, the relevant maturity date.

Sinking Fund	None.

Redemption	We may redeem the Debentures, in whole or in part, at any time on or after October 15, 2008, in the case of the Series A Debentures, or May 15, 2009, in the case of the Series B Debentures, in each case for cash equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption. See “Description of the Debentures — Redemption of Our Option.”

Repurchase of Debentures by Countrywide at Option of Holder on Certain Dates	Holders of the Series A Debentures have the right to require us to repurchase all or a portion of their Debentures on October 15, 2008, 2009, 2010, 2012, 2017, 2022, 2027 and 2032, and holders of the Series B Debentures will have the right to require us to repurchase all or a portion of their Debentures on May 15, 2009, 2010, 2012, 2017, 2022, 2027 and 2032. The repurchase price payable will be equal to 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Debentures — Repurchase of Debentures by Countrywide at Option of Holder on Certain Dates.”

Repurchase of Debentures by Countrywide at Option of Holder Upon a Fundamental Change	Upon the occurrence of a fundamental change (as defined under “Description of the Debentures — Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change”), you may require us to repurchase all or a portion of your Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest to, but excluding the repurchase date.

Events of Default	If there is an event of default under a series of the Debentures, the principal amount of the Debentures of such series, plus accrued and unpaid interest, may be declared due and payable. These amounts automatically become due and payable if an event of default is the result of certain events of bankruptcy, insolvency or reorganization.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the Debentures or any shares of common stock issuable upon conversion of the Debentures. See “Use of Proceeds.”

Form, Denomination and Registration	The Debentures have been issued in book-entry form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000, and are represented by registered global Debentures in book-entry form registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Debentures will be shown on, and transfers of the Debentures will be effected only through, records maintained by DTC and its participants. See “Description of the Debentures — Form, Denomination, Exchange, Registration and Transfer” and “Description of the Debentures — Book-Entry Delivery and Settlement.”

Listing of the Debentures	The Debentures are not listed on any national securities exchange or included in any automated quotation system. The Debentures are currently eligible for trading in the PORTAL Market of the Nasdaq Stock Market, Inc. However, the Debentures will cease to be eligible for trading in PORTAL upon their registration, and we do not intend to list the Debentures on any national securities exchange or to include the Debentures in any automated quotation system upon their registration. The market for the Debentures is limited and we cannot assure you that an active or liquid market will develop for the Debentures.

NYSE Symbol for our Common Stock	Our common stock is listed on the NYSE under the symbol “CFC.”

Material U.S. Federal Tax Considerations	The issue price of the Debentures was less than their principal amount, and the difference is more than the statutory de minimis amount. Accordingly, the Debentures are treated as being issued with original issue discount equal to the difference for U.S. federal income tax purposes. For a discussion of original issue discount and certain U.S. federal income tax considerations relating to the ownership and disposition of the Debentures and our common stock, see “Material U.S. Federal Tax Considerations.”

Risk Factors	An investment in the Debentures involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the Debentures.

Risk Factors

An investment in the Debentures involves risks. Before deciding whether to purchase the Debentures, you should consider the risks discussed below or elsewhere in this prospectus, and in our filings with the SEC that we have incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the Debentures when due, to repay the Debentures at maturity or to pay the cash due upon repurchase or conversion of the Debentures could be adversely affected, and the trading price of the Debentures and our common stock could decline substantially.

Risks Relating to Our Business

Status of Countrywide Financial Corporation as a Holding Company

Our ability to make payments on the Debentures will depend upon the receipt of dividends and other distributions from our subsidiaries. Our subsidiary Countrywide Bank, FSB, a federal savings bank, is subject to federal laws limiting the payment of dividends. Under the Federal Deposit Insurance Act, a Federal Deposit Insurance Corporation insured institution may not pay dividends while it is undercapitalized or if payment would cause it to become undercapitalized. The Office of Thrift Supervision (“OTS”) also generally prohibits the declaration of a dividend out of the capital and surplus of a bank. The OTS has prescribed that Countrywide and its affiliates are not authorized to receive, and Countrywide Bank is not authorized to pay such entities, capital distributions without receipt of prior written OTS non-objection. There can be no assurance that CHL, Countrywide Bank, FSB or any of our other subsidiaries will be able to pay dividends or make distributions to us, in which case we may not be able to satisfy our obligations under the Debentures.

Risks Related to the Debentures

The Debentures are effectively subordinated to the debt and other liabilities of our non-guarantor subsidiaries and any secured obligations that we or the guarantor may have outstanding.

The Debentures are obligations of Countrywide and guaranteed only by CHL. Therefore, the Debentures are effectively subordinated to the current and future liabilities, including trade payables, of our subsidiaries that are not guarantors of the Debentures. Our non-guarantor subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our non-guarantor subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the Debentures, including cash payments upon conversion, redemption or repurchase, could be adversely affected. At September 30, 2007, (i) we had approximately $14,472 million of indebtedness (excluding guarantees) ranking equally with the Debentures and (ii) CHL had indebtedness (excluding guarantees) of approximately $20,167 million ranking equally with the guarantee. The Debentures are also effectively subordinated to any secured obligations we or the guarantor may have to the extent of the value of the assets securing such obligations.

We and the guarantor may incur additional indebtedness.

The indenture governing the Debentures does not prohibit us or the guarantor from incurring substantial additional indebtedness in the future, including additional secured indebtedness that would rank effectively senior to the Debentures. The indenture governing the Debentures also permits unlimited additional borrowings by our non-guarantor subsidiaries that could rank effectively senior to the Debentures. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition.

Federal and state statutes allow courts, under specific circumstances, to void the Debentures and the guarantee and require Debentureholders to return payments received from us or CHL.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the Debentures and the guarantee could be voided, or claims in respect of the Debentures or the guarantee could be subordinated to all other debts of ours or the guarantor if, among other things, we or the guarantor, at the time the indebtedness evidenced by the Debentures or its guarantee was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness;

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or the granting of the guarantees;

•	were engaged in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or the guarantor would incur, debts beyond our or the guarantor’s ability to pay those debts as they mature.

In addition, any payment by us or the guarantor pursuant to the Debentures or the guarantee could be voided and required to be returned to us or guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or the guarantor would be considered insolvent if:

•	the sum of our or the guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of our or the guarantor’s assets;

•	the present fair saleable value of our or the guarantor’s assets were less than the amount that would be required to pay our or the guarantor’s probable liability on our or the guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or the guarantor could not pay our or the guarantor’s debts as they become due.

The yield on the Debentures cannot be determined at this time and may be lower than the yield on a standard debt security of comparable maturity and may be zero.

The interest on the Debentures is based on 3-month LIBOR, which is the London Interbank Offered Rate. The Series A Debentures bear interest at an annual rate equal to 3-month LIBOR minus 3.50% (1.86% when issued), and the Series B Debentures bear interest at an annual rate equal to 3-month LIBOR minus 2.25% (3.11% when issued). The interest on the Debentures resets every three months. If LIBOR is at or below 3.50% per annum for the Series A Debentures or 2.25% per annum for the Series B Debentures at the start of any three-month period, no interest will accrue on the Debentures for such three-month period. However, in any case neither annual rate will be less than 0% per annum.

The amount we pay holders may be less than the yield the holders could earn on other investments. The holder’s interest may be less than the yield a holder would earn if it bought a standard senior debt security of Countrywide with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

We may not have sufficient cash to repurchase the Debentures at the option of the holder on specified dates or upon the occurrence of a fundamental change or to pay the cash payable on a conversion, which may increase your credit risk. Your right to require us to repurchase your Debentures on specified dates or upon the occurrence of a fundamental change may not protect you upon the occurrence of certain events that might adversely affect our business, financial condition and results of operations.

Holders of Debentures have the right to require us to repurchase the Debentures for cash on specified dates or upon the occurrence of a fundamental change (as defined under “Description of the Debentures — Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change”) all outstanding Debentures at 100% of their principal amount plus accrued and unpaid interest up to but not including the repurchase date. The Debentures will be convertible, at your option, into cash and shares of our common stock, if any, on or after January 15, 2037, in the case of the Series A Debentures, or February 15, 2037, in the case of the Series B Debentures or for certain periods before the business day immediately preceding the relevant maturity date, upon satisfaction of certain conditions described under “Description of the Debentures — Conversion Rights.” However, we may not have enough available cash or be able to obtain financing on terms satisfactory to us at the time we are required to make repurchases of tendered Debentures or settlement of converted Debentures. Any credit facility in place at the time of a repurchase or conversion of the Debentures may also limit our ability to use borrowings to pay any cash payable on a repurchase or conversion of the Debentures and may prohibit us from making any cash payments on the repurchase or conversion of the Debentures without the consent of the lenders under that facility if a default or event of default has occurred under that facility. Our failure to repurchase tendered Debentures at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the Debentures would constitute a default under the indenture. A default under the indenture or a fundamental change could lead to a default under our credit facilities or other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Debentures.

In addition, the term “fundamental change” is limited to certain specified transactions affecting us and does not include other events that might adversely affect our business, financial condition and results of operations. The provisions of the indenture that require us to repurchase Debentures tendered to us by holders of the Debentures upon the occurrence of such a fundamental change as described above would not necessarily protect holders of the Debentures if a highly leveraged or other transaction involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Furthermore, the fundamental change provisions, including the provision requiring an increase to the conversion rate for conversions in connection with certain corporate transactions described under “Description of the Debentures — Conversion Rights — Conversion upon Specified Corporate Transactions — Certain Corporate Transactions”, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

The additional shares of our common stock added to the conversion rate of Debentures converted in connection with specified corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.

If certain specified corporate transactions affecting us occur on or before certain dates, we will under certain circumstances increase the conversion rate on each series of Debentures converted in connection with the specified corporate transaction by a number of additional shares of our common stock. The number of additional shares of our common stock will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in the specified corporate transaction as described under “Description of the Debentures — Payment upon Conversion — Make-Whole Amount.” Those additional shares may not adequately compensate you for any loss you may experience as a result of such corporate transaction. If the price paid per share of our common stock in the corporate transaction is less than the common stock price at the date of issuance of the Debentures or above a specified price, there will be no increase in the conversion rate.

Our obligation to adjust the conversion rate in connection with specified corporate transactions involving us could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate for the Debentures may not be adjusted for all dilutive events.

The conversion rates of the Series A Debentures and the Series B Debentures, as the case may be, are subject to adjustment for certain events, including but not limited to the payment of stock dividends on our common stock; subdivisions, splits and combinations of our common stock; the issuance of rights or warrants; distributions of capital stock, indebtedness or assets; certain cash dividends and certain tender or exchange offers as described under “Description of the Debentures — Payment upon Conversion — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other dilutive events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Debentures or the common stock. There can be no assurance that a dilutive event that adversely affects the value of the Debentures, but does not result in an adjustment to the conversion rate, will not occur.

There is no established trading market for the Debentures.

The Debentures are a new issue of securities for which there is no established trading market. As a result, an active trading market for the Debentures may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the Debentures may be adversely affected. In that case, you may not be able to sell your Debentures at a particular time or you may not be able to sell your Debentures at a favorable price. Future trading prices of the Debentures will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for convertible debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the market for the Debentures will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the Debentures, regardless of our prospects and financial performance. The initial purchasers are not under any obligation to make a market in the Debentures and it may discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the Debentures or the prevailing market price at the time you choose to sell.

Because the Debentures are convertible only in certain circumstances, you may not receive the value of the common stock into which the Debentures are convertible.

The Debentures are convertible into cash and shares of our common stock, if any, only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your Debentures would otherwise be convertible.

On conversion of the Debentures, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

The conversion value that you will receive on conversion of your Debentures is in part determined on last reported sale prices of our common stock during the 20 consecutive trading days beginning on the second trading day after the related conversion date for those Debentures, except that with respect to any conversion date for Debentures called for redemption or occurring within the 23 trading day period leading up to the relevant maturity date, the observation period means the 20 consecutive trading days beginning on and including the redemption date or relevant maturity date, as applicable. Accordingly, if the price of our common stock decreases after you tender your Debentures for conversion, the conversion value you will receive may be adversely affected, and if the price at the end of such period is below the average, the value of any shares delivered may be less than the conversion value.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the Debentures.

In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options and on conversion of the Debentures. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Debentures and the market price of our common stock.

The trading prices for the Debentures will be directly affected by the trading prices for our common stock, which are impossible to predict. Volatility in the market price of our common stock could result in a lower trading price of the Debentures than your conversion or purchase price and could adversely impact the trading price of the Debentures.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may be affected adversely by factors such as actual or anticipated changes in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors. The decrease in the market price of our common stock would likely adversely impact the trading price of the Debentures.

The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading prices of the Debentures.

In the event of a default, we may have insufficient funds to make any payments due on the Debentures.

Our failure to pay cash or deliver a combination of cash and our common stock in respect of the Debentures upon exercise of a holder’s conversion right in accordance with the provisions of the indenture pursuant to which the Debentures are issued would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace period, we or CHL may not have sufficient funds to repay such indebtedness and the Debentures.

You may be subject to tax upon an adjustment to the conversion rate of the Debentures even though you do not receive a corresponding cash distribution.

The conversion rate of the Debentures is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits, as determined under U.S. federal income tax principles, without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the Debentures. See “Price Range of Common Stock and Dividend Policy” and “Material U.S. Federal Tax Considerations.”

If you hold unconverted Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock until conversion of your Debentures), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver common stock to you upon conversion of your Debentures and, in limited cases, under the conversion rate adjustments applicable to the Debentures. For example, if an amendment is proposed to our Restated Certificate of Incorporation or Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock effected by the amendment, if adopted.

Use of Proceeds

We will not receive any of the proceeds from the sale by the selling securityholders of the Debentures or any shares of common stock issuable upon conversion of the Debentures.

Price Range of Common Stock and Dividend Policy

Our common stock is listed on the NYSE (Symbol: CFC). Until January 27, 2007, our common stock was also listed on the NYSE Arca, Inc., formerly the Pacific Stock Exchange. We decided to voluntarily delist our common stock from NYSE Arca, Inc. to streamline operations and eliminate duplicative requirements inherent in dual listings as a result of the NYSE Group’s recent merger with the parent company of NYSE Arca, Inc. The following table sets forth the high and low sales prices (as reported by the NYSE) for our common stock and the amount of cash dividends declared for the periods indicated:

For the Year Ended December 31, 2005:

	Stock Price		Cash Dividends
Period Ended	High	Low	Declared

March 31, 2005	$38.65	$31.19	$0.14
June 30, 2005	$40.31	$30.54	$0.15
September 30, 2005	$39.64	$32.38	$0.15
December 31, 2005	$36.74	$29.35	$0.15

For the Year Ended December 31, 2006:

	Stock Price		Cash Dividends
Period Ended	High	Low	Declared

March 31, 2006	$37.23	$31.86	$0.15
June 30, 2006	$43.67	$35.93	$0.15
September 30, 2006	$39.99	$32.20	$0.15
December 31, 2006	$43.09	$34.50	$0.15

For the Year Ended December 31, 2007:

	Stock Price		Cash Dividends
Period Ended	High	Low	Declared

March 31, 2007	$45.26	$33.13	$0.15
June 30, 2007	$42.24	$32.32	$0.15
September 30, 2007	$37.20	$16.18	$0.15
December 31, 2007 (through November 14, 2007)	$20.53	$12.07	$0.15

We have declared and paid cash dividends on our common stock quarterly since 1982. Our Board of Directors declares dividends based on its review of the most recent quarter’s profitability along with our earnings prospects and capital requirements. During the years ended December 31, 2006 and 2005, we declared quarterly cash dividends totaling $0.60 and $0.59 per share, respectively.

Our ability to pay dividends in the future is limited by the earnings, cash position, retained earnings and our capital needs, projected growth rates, liquidity, general business conditions and other factors deemed relevant by our Board of Directors. We are prohibited under certain of our debt agreements, including our revolving credit facilities, from paying dividends on any capital stock (other than dividends payable in capital stock or stock rights) if we are in default under those debt agreements. Our ability to pay dividends may also be limited by banking regulations.

Our primary source of funds for payments to stockholders is dividends received from our subsidiaries. Accordingly, such payments by us in the future also depend on various restrictive covenants in the debt obligations of our subsidiaries, the earnings, the cash position and the capital needs of our subsidiaries, as well as laws and regulations applicable to our subsidiaries, including Countrywide Bank. Unless we and CHL each maintain specified minimum levels of net worth and certain other financial ratios, to remain in compliance with certain of our and CHL’s debt obligations, neither we nor CHL can pay dividends. The Office of Thrift Supervision (“OTS”) has prescribed that Countrywide and its affiliates are not authorized to receive, and Countrywide Bank is not authorized to pay such entities, capital distributions without receipt of prior written OTS non-objection. For additional information on dividends and related regulatory restrictions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” sections in both our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, each of which is incorporated by reference in this prospectus.

As of September 30, 2007 there were 1,751 shareholders of record of our common stock, with 576,376,128 common shares outstanding.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated, computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

	9 Months Ended
	September 30,	Years Ended December 31,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	0.92	1.47	1.73	2.35	2.95	1.90

Description of the Debentures

We issued the Series A Debentures and the Series B Debentures (collectively, the “Debentures”) under an indenture, dated as of May 22, 2007 among us, CHL and The Bank of New York, as trustee.

The following description is a summary of the material provisions of the Debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Debentures, the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the Debentures are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines each holder’s rights as a holder of the Debentures. A copy of the indenture, including the form of Debentures, have been filed with the SEC and are also available upon request to us. See “Where You Can Find More Information.”

As used in this “Description of the Debentures” section, references to “Countrywide,” the “company,” “we,” “us” and “our” refer only to Countrywide Financial Corporation and do not include its subsidiaries, and references to “Countrywide Home Loans, Inc.” or “CHL” refer only to Countrywide Home Loans, Inc. and do not include its subsidiaries.

General

The Series A Debentures will mature on April 15, 2037 and the Series B Debentures will mature on May 15, 2037. Each holder has the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert its Debentures into cash and shares, if any, of our common stock at an initial conversion rate of 19.0734 shares of our common stock for the Series A Debentures and 17.1003 shares of our common stock for the Series B Debentures, in each case per $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $52.43 and $58.48 per share of common stock, respectively. The conversion rate is subject to adjustment if certain events occur as described below under
“— Conversion Procedures — Conversion Rate Adjustments.” Upon conversion, we will pay cash and, if applicable, deliver shares of our common stock based on a daily conversion value (as described herein) calculated for each day of the applicable 20 trading-day observation period as described below under “— Conversion Procedures — Payment upon Conversion.” If we deliver shares of our common stock upon conversion of a Debenture, we will not deliver fractional shares but will make a cash payment to account for any such fractional share as described below. Except as described under “— Interest,” upon conversion, a holder will not receive any cash payment for interest accrued and unpaid to the conversion date.

CHL has guaranteed our obligations under the Debentures, including payment of cash and delivery of our common stock upon conversion of the Debentures and, the due and punctual payment of principal and interest on the Debentures, whether at the relevant maturity date, upon acceleration, upon redemption, upon repurchase or otherwise. See “— Guarantee” below.

The Series A Debentures are not redeemable at our option prior to October 15, 2008. On and after October 15, 2008, we may redeem the Series A Debentures at our option as described under “— Redemption at Our Option” below. The Series B Debentures are not redeemable at our option prior to May 15, 2009. On and after May 15, 2009, we may redeem the Series B Debentures at our option as described under “— Redemption at Our Option” below.

The Series A Debentures will be subject to repurchase by us at a holder’s option on October 15, 2008, 2009, 2010, 2012, 2017, 2022, 2027 and 2032. The Series B Debentures will be subject to repurchase by us at a holder’s option on May 15, 2009, 2010, 2012, 2017, 2022, 2027 and 2032. In addition, the Debentures will be subject to repurchase by us at a holder’s option upon a fundamental change, on the terms set forth below under
“— Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change.”

No sinking fund is provided for the Debentures and the Debentures are not subject to defeasance.

The Debentures will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a Debenture” or “each Debenture” in this prospectus refer to $1,000 principal amount of the Debentures.

We may, without the consent of the holders, issue additional Debentures under the indenture with the same terms and with the same CUSIP numbers as the relevant series of Debentures offered hereby in an unlimited aggregate principal amount, provided that such additional series of Debentures must be part of the same issue as the relevant Debentures offered hereby for federal income tax purposes.

Any reference to our “common stock” means our common stock, par value $0.05 per share.

Ranking

The Debentures are our unsecured and unsubordinated obligations. The Debentures rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Debentures effectively rank junior to all of our existing and future secured indebtedness and the existing and future secured indebtedness of CHL, in each case to the extent of the value of the assets securing such indebtedness. In addition, creditors of each of our non-guarantor subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Debentures. The Debentures, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our non-guarantor subsidiaries. At September 30, 2007, (i) we had approximately $14,472 million of indebtedness (excluding guarantees) ranking equally with the Debentures and (ii) CHL had indebtedness (excluding guarantees) of approximately $20,167 million ranking equally with the guarantee.

Interest

The Series A Debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 3.50%, (1.86% when issued), and the Series B Debentures bear interest an annual rate equal to 3-month LIBOR, reset quarterly, minus 2.25%, (3.11% when issued), provided, that in each case such rate will never be less than 0% per annum. Interest on the Series A Debentures is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, with the first payment having been made on July 15, 2007. Interest on the Series B Debentures is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, with the first payment having been made on August 15, 2007. Interest on the Debentures accrues from the date on which it was most recently paid. If any interest payment date (other than a redemption date, repurchase date or the relevant maturity date on which accrued and unpaid interest is due) of the Debentures falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If a redemption date, a repurchase date or the relevant maturity date of the Debentures would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after such redemption or repurchase or relevant maturity date to such next succeeding business day. We make each interest payment on the Series A Debentures to persons who are holders of record of the Series A Debentures at the close of business on the immediately preceding January 1, April 1, July 1 and October 1, whether or not this day is a business day and we make each interest payment on the Series B Debentures to persons who are holders of record of the Series B Debentures at the close of business on the immediately preceding February 1, May 1, August 1 and November 1, whether or not this day is a business day; provided that, except as described below under “— Repurchase at Our Option”, “Repurchase of Debentures by Countrywide at Option of Holder on Certain Dates” and “Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change”, interest payable upon repurchase, redemption or the relevant maturity date (including any such date that is an interest payment date) will be paid to the person to whom we will pay the redemption price, repurchase price or the principal of the Debentures on such date, respectively.

As further described below in “— Conversion Rights — Payment Upon Conversion”, payment of cash and delivery of shares, if any, upon conversion generally will be deemed to satisfy our obligation to pay the principal amount of the Debentures and accrued interest on a converted Debenture. However, if Debentures are converted after a regular record date and prior to the opening of business on the next interest payment date, holders of such Debentures at the close of business on the regular record date will receive accrued and unpaid interest, if any, payable on such Debentures on the corresponding interest payment date notwithstanding the conversion of their Debentures. In such event, when the holder surrenders the Debenture for conversion, the holder must deliver payment to us of an amount equal to the accrued and unpaid interest payable on such interest payment date, if any, on the principal amount to be converted; provided that no such payment need be made (1) if we have specified a repurchase date relating to a fundamental change that is after the close of business on a record date and on or prior to the interest payment date to which that record date relates, (2) if we have specified a redemption date that is after the close of business on a record date and on or prior to the interest payment date to which that record date relates, (3) to the extent of any overdue interest if any such interest exists at the time of conversion with respect to such Debenture or (4) if a holder converts its Debentures after the close of business on the last record date for interest payable at maturity and on or prior to the relevant maturity date.

Interest on the Debentures is computed using the actual number of days elapsed between the LIBOR reset dates divided by 360. All percentages resulting from any calculation on the Debentures will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, e.g., 9.876545%, or 0.09876545, will be rounded upward to 9.87655%, or 0.0987655, and all dollar amounts used in or resulting from that calculation on the Debentures will be rounded to the nearest cent, with one-half cent being rounded upward. We will pay the principal of and interest on the Debentures at the corporate trust office of the trustee in The City of New York.

The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close, provided such day is also a London banking day. The term “London banking day” is defined below under “— 3-month LIBOR”.

“Trading day” means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded.

3-month LIBOR

The annual rate of interest payable on the Debentures is reset on each January 15, April 15, July 15 and October 15, in the case of the Series A Debentures and on each February 15, May 15, August 15 and November 15, in the case of the Series B Debentures, which we call the LIBOR reset date. If any LIBOR reset date would otherwise be a day that is not a business day that LIBOR reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, in which case that LIBOR reset date will be the immediately preceding business day.

The trustee will determine 3-month LIBOR on the second London banking day preceding the related LIBOR reset date, which we refer to as the LIBOR determination date.

“3-month LIBOR” means:

•	the rate for three-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR determination date; or

•	if no rate appears on the particular LIBOR determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the trustee with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that LIBOR determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

•	if fewer than two offered quotations referred to in the preceding bullet are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular LIBOR determination date by three major banks in The City of New York selected by the trustee for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

•	if the banks so selected by the trustee are not quoting as mentioned in the preceding bullet, 3-month LIBOR in effect on the particular LIBOR determination date.

“Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

Conversion Rights

General

Subject to the qualifications and the satisfaction of the conditions and during the periods described below, a holder may convert each of its Series A Debentures or Series B Debentures, as applicable, prior to the close of business on the business day immediately preceding the relevant maturity date into cash and shares of our common stock, if any, at an initial conversion rate of 19.0734 shares of our common stock for the Series A Debentures and 17.1003 shares of our common stock for the Series B Debentures, in each case per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $52.43 per share and $58.48 per share, respectively, of our common stock). The conversion rate and the equivalent conversion price in effect at any given time for each series of Debentures are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. Upon conversion, we will pay cash and, if applicable, deliver shares of our common stock based on a daily conversion value (as described herein) calculated for each day of the applicable 20 trading-day observation period as described below. A holder may convert fewer than all of its Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount. Upon surrender of a Debenture for conversion, we will deliver cash and shares of our common stock, if any, as described below under “— Conversion Procedures — Payment upon Conversion.”

A holder may convert its Debentures, in whole or in part, at any time before the close of business on the business day immediately preceding the relevant maturity date, only in the following circumstances which are described in more detail below:

•	upon satisfaction of the common stock sale price condition described below;

•	if the trading price of such series of Debentures falls below a certain level;

•	if we have called those Debentures for redemption;

•	on or after January 15, 2037, in the case of the Series A Debentures, or February 15, 2037, in the case of the Series B Debentures; or

•	upon the occurrence of specified corporate transactions affecting us.

We will notify holders by press release and by written notice if any of the foregoing circumstances occur.

If a holder has already delivered a repurchase election with respect to a Debenture as described under “— Repurchase of Debentures by Countrywide at Option of Holder on Certain Dates” or “— Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change,” it may not surrender that Debenture for conversion until it has withdrawn the repurchase election in accordance with the indenture.

If a holder converts Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless the tax is due because a holder requests any such shares to be issued or delivered to another person, in which case that holder will pay that tax.

Conversion upon Satisfaction of Sale Price Condition

A holder may surrender its series of Debentures for conversion during any fiscal quarter after our fiscal quarter ending June 30, 2007 (and only during any such quarter) if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is more than 130% of the applicable conversion price for that series of Debentures per share of our common stock on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if our common stock is not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding the relevant maturity date, a holder may surrender its series of Debentures for conversion during the five business days immediately following any five consecutive trading-day period in which the trading price for that series of Debentures per $1,000 principal amount (as determined in accordance with the procedures described below) for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for that series of Debentures on each such day.

In connection with any conversion upon satisfaction of the above trading price condition, the conversion agent shall have no obligation to determine the trading price of the Debentures unless we have requested such determination and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the Series A Debentures or the Series B Debentures, as applicable, would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the Series A Debentures or the Series B Debentures, as applicable, beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the Series A Debentures or the Series B Debentures, as applicable, is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

For the purpose of this section, the “trading price” of the Series A Debentures or the Series B Debentures, as applicable, on any determination date means the average of the secondary market bid quotations per the Series A Debentures or the Series B Debentures, as applicable, obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the Series A Debentures or the Series B Debentures, as applicable, at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used; and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Series A Debentures or the Series B Debentures, as applicable, then for purposes of any determination of whether the trading price condition to conversion of the Series A Debentures or the Series B Debentures, as applicable, described under this section is satisfied, the trading price per $1,000 principal amount of the Series A Debentures or the Series B Debentures, as applicable, will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

Conversion Upon Notice of Redemption

If we call a holder’s Debentures for redemption, such holder may surrender for conversion those Debentures called for redemption at any time from the date we issue our notice of redemption and prior to the close of business on the business day immediately preceding the redemption date, even if those Debentures are not otherwise eligible for conversion at such time. If a holder already has delivered a repurchase notice with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Conversion on or After January 15, 2037, in the case of the Series A Debentures, or February 15, 2037, in the case of the Series B Debentures

On or after January 15, 2037, in the case of the Series A Debentures, or February 15, 2037, in the case of the Series B Debentures, a holder may convert any of its Series A Debentures or Series B Debentures, as applicable, at any time prior to the close of business on the business day immediately preceding the relevant maturity date.

Conversion upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•	distribute to all or substantially all holders of our common stock certain rights or warrants (other than pursuant to any dividend reinvestment or share purchase plans) entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the announcement date of the distribution; or

•	distribute to all or substantially all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of the Debentures at least 15 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date for such distribution or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion at the same time and on the same terms as holders of our common stock as if such holder of Debentures held a number of shares of our common stock equal to the applicable conversion rate in effect on the “ex-dividend date” for such distribution multiplied by the principal amount (expressed in thousands) of the applicable Debentures held by such holder. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Certain Corporate Transactions

If a “change of control” occurs pursuant to clause (3) of the definition thereof set forth under “— Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change” below pursuant to which our common stock would be converted into cash, securities or other property, then, regardless of whether a holder has the right to require us to repurchase their Debentures as described under “— Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change,” a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their Debentures, until and including the fundamental change repurchase date for such transaction). We will notify holders and the trustee at the same time we publicly announce such transaction, or as soon as practicable thereafter, but in no event less than 15 days prior to the anticipated effective date of such transaction.

If a holder elects to convert its Debentures following the effective date of the transaction specified above and 10% or more of the consideration for the common stock in the corporate transaction consists of consideration other than securities or other property that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, we will, under certain circumstances, increase the conversion rate by the additional shares as described below under “— Payment upon Conversion — Make-Whole Amount.” In no event will additional shares be added to the conversion rate if the transaction does not become effective.

If a transaction described above occurs, a holder can, subject to certain conditions, require us to repurchase all or a portion of its Debentures as described under “— Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change.”

Conversion Procedures

To convert a Debenture, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the Debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the Debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

If a holder’s interest is a beneficial interest in a global Debenture, to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global Debenture.

The date a holder complies with these requirements is the “conversion date” under the indenture. Settlement of our obligation to pay cash and deliver shares of our common stock (if any) with respect to a conversion will occur in the manner and on the dates described under “— Payment upon Conversion” below.

The conversion agent will initially be the trustee. The conversion agent will, on a holder’s behalf, convert the Debentures into cash and shares of our common stock, if any. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of our common stock are to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, by the conversion agent for the amount of cash and number of shares of our common stock, if any, as set forth below under “— Payment upon Conversion.”

Payment upon Conversion

In connection with any conversion, we will satisfy our obligation to convert the Debentures (the “conversion obligation”) by delivering to holders in respect of each $1,000 principal amount of Debentures being converted, at our option, cash and shares of our common stock, if any, as described below. Upon surrender of Debentures for conversion, we will pay, on the third trading day immediately following the last trading day of the related observation period, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” for each of the 20 trading days during the related observation period, as described below.

The “observation period” with respect to any Debentures means the 20 consecutive trading day period beginning on and including the second trading day after the related conversion date for those Debentures, except that with respect to any conversion date for Debentures called for redemption as described under “— Redemption at our Option” or occurring within the 23 trading day period leading up to the relevant maturity date, the observation period means the 20 consecutive trading days beginning on and including the redemption date or relevant maturity date, as applicable.

The “daily settlement amount” for each of the 20 trading days during the observation period shall consist of:

•	an amount in cash equal to the lesser of $50 and the daily conversion value relating to such day; and

•	to the extent such daily conversion value exceeds $50, a number of shares, referred to as the “daily share amount” equal to (A) the difference between such daily conversion value and $50, divided by (B) the last reported sale price of our common stock on such day, subject to our right to pay cash in lieu of all or a portion of such daily share amount as described below.

By the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). With respect to any Debentures that are converted following our notice of redemption or during the 23 trading day period leading up to the relevant maturity date, the cash percentage that we specify for the corresponding observation period will apply to all such conversions.

If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the daily share amount in respect of each trading day in the applicable observation period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount (assuming we had not specified a cash percentage), multiplied by (iii) the last reported sale price for such trading day. The number of shares deliverable in respect of each business day in the applicable observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the daily share amount for each trading day in such observation period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we must revoke such notice by the close of business on the business day prior to the first scheduled trading day of the applicable observation period.

The “daily conversion value” means, for each of the twenty consecutive trading days during the observation period, one-twentieth (1/20) of the product of (a) the applicable conversion rate (plus any additional shares as described under “— Payment upon Conversion — Make-Whole Amount”) and (b) the last reported sale price on such day.

We will deliver cash in lieu of fractional shares of our common stock issuable in connection with payment of the amounts above, based on the last reported sale price on the last day of the applicable observation period. Delivery of the foregoing settlement amount will be deemed to satisfy our obligation to pay the principal amount of the Debentures and accrued interest payable on the Debentures, except as described under “— Interest” above.

Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued and unpaid interest.

If a holder tenders Debentures for conversion and the conversion value is being determined at a time when the Debentures are convertible into other property in addition to or in lieu of our common stock, the daily conversion value of each Debenture will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the observation period. Settlement of Debentures tendered for conversion after the effective date of any transaction giving rise to such change in conversion consideration will be as set forth above.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) the payment to all or substantially all holders of our common stock of dividends or other distributions payable in shares of our common stock;

(2) subdivisions, splits and combinations of our common stock, in which event the conversion rate shall be proportionately increased or decreased;

(3) the issuance to all or substantially all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof; provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

(4) distributions to all or substantially all holders of our common stock of shares of capital stock, evidences of indebtedness or other assets, including securities (but excluding rights or warrants listed in (3) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price (as defined below) of our common stock on the ex-dividend date related to the distribution; and

•	the denominator of which will be the current market price of our common stock on the ex-dividend date related to the distribution minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock;

provided that if we distribute to holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the last reported sale price of those securities (where such last reported sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed;

(5) distributions of cash to all or substantially all holders of our common stock (excluding (i) any dividend or distribution in connection with our liquidation, dissolution or winding-up and (ii) any quarterly cash dividend on our common stock to the extent that such quarterly cash dividend per share of our common stock in any quarter does not exceed $0.15 (the “current dividend amount”); the current dividend amount is also subject to adjustment on a basis inversely proportional to the conversion rate, provided that no adjustment will be made to the current dividend amount in respect of any cash dividend or other distribution that results in an adjustment to the conversion rate pursuant to this clause), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the ex-dividend date related to the distribution; and

•	the denominator of which will be (i) the current market price of our common stock on the ex-dividend date related to the distribution minus (ii) the amount per share of such dividend or distribution in excess of the current dividend amount;

provided that in the case of a distribution that is not a quarterly dividend, the current dividend amount will be deemed to be zero; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

In addition to these adjustments, we may in our sole discretion increase the conversion rate by up to 20% above the then applicable conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and NYSE listing requirements, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of Debentures at least 15 days’ prior notice of such an increase in the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the Debentures, see “Material U.S. Federal Tax Considerations — Tax Consequences to U.S. Holders — Constructive Distributions.”

Notwithstanding anything to the contrary in this Description of Debentures, certain listing standards of the NYSE may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (3) through (6) above and as described under “— Payment Upon Conversion — Make-Whole Amount”. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the Debentures are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the Debentures are outstanding, regardless of whether we then have a class of securities listed on the NYSE. Accordingly, in the event of an increase in the conversion rate above that which would result in the Debentures, in the aggregate, becoming convertible into shares of our common stock in excess of such limitations we will, at our option, either (a) obtain stockholder approval of such transactions leading to an increase in the conversion rate, or otherwise comply with the NYSE listing standards at such time or (b) deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the average of the last reported sale prices of our common stock for the 10 trading-day period commencing on the first trading day immediately succeeding the last trading day of the relevant observation period. If we elect to pay cash as described in the preceding sentence, we will settle conversions of Debentures on the third business day following the last day of such 10 trading-day period.

“Current market price” of our common stock on any day means the average of the last reported sale price of our common stock (as defined above under “— Conversion Rights — Conversion upon Satisfaction of Sale Price Condition”) for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if the related transaction occurs during such 10-day period.

To the extent that we have a rights plan (i.e., a poison pill) in effect upon any conversion of the Debentures into common stock, a holder will receive, in addition to the common stock, the rights under such rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the applicable conversion rate will be adjusted at the time of separation as described in clause (4) above. A further adjustment will occur as described in clause (4) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in each case, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion by a holder of its Debentures it will be entitled to receive the same type of consideration that it would have been entitled to receive had it owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events multiplied by the principal amount (expressed in thousands) of the Debentures converted (subject to the provisions set forth under “— Payment upon Conversion” above). The amounts received in settlement of our conversion obligation per $1,000 principal amount of Debentures will be computed as set forth under “— Payment upon Conversion” above and will be determined based on the kind and amount of shares of stock, securities or other property (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the observation period, which we refer to as the “exchange property”. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the exchange property into which the Debentures will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest; or

•	for the avoidance of doubt, for (i) the issuance of common stock or convertible or exchangeable securities by us (other than to all or substantially all holders of our common stock as set forth in clauses (1) through (6) above) or (ii) the payment of cash by us upon conversion, redemption or repurchase of Debentures.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Make-Whole Amount

If the effective date of certain corporate transactions as described under ‘‘— Conversion Rights — Conversion upon Specified Corporate Transactions — Certain Corporate Transactions” occurs prior to October 15, 2008, in the case of the Series A Debentures, or May 15, 2009, in the case of the Series B Debentures, and 10% or more of the consideration for our common stock in the corporate transaction consists of consideration other than securities or other property that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, we will increase the conversion rate for the relevant series of Debentures surrendered for conversion after such effective date to and including the date that is 15 days after such effective date (or, if such transaction also results in holders having a right to require us to repurchase their Debentures, until and including the fundamental change repurchase date for such transaction) above by a number of additional shares (the “additional shares”) as described below. We will notify holders at least 15 days before the anticipated effective date of such corporate transaction.

The number of additional shares by which the conversion rate will be increased for conversions in connection with an applicable corporate transaction will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the price (“the stock price”) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices (as defined under “— Conversion Rights — Conversion upon Satisfaction of Sale Price Condition” above) of our common stock on the five trading days immediately prior to but not including the effective date of the corporate transaction.

The stock prices set forth in the first row of the tables below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Debentures is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Series A Debentures

The following table sets forth the stock price, effective date and number of additional shares per $1,000 principal amount of Series A Debentures to be determined by reference to the stock price and effective date of the transaction:

	Stock Price
Effective Date	$40.33	$45.00	$52.43	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00

May 22, 2007	5.7220	3.9074	2.0981	1.6882	1.1078	0.7296	0.4827	0.3208	0.2144	0.1433	0.0956	0.0634	0.0414
July 15, 2007	5.7220	3.8767	2.0289	1.6157	1.0398	0.6717	0.4364	0.2851	0.1877	0.1237	0.0813	0.0532	0.0341
October 15, 2007	5.7021	3.7580	1.8524	1.4407	0.8852	0.5471	0.3413	0.2148	0.1369	0.0874	0.0557	0.0354	0.0217
January 15, 2008	5.6676	3.6177	1.6281	1.2216	0.7009	0.4072	0.2408	0.1447	0.0889	0.0549	0.0337	0.0206	0.0119
April 15, 2008	5.6484	3.4585	1.3306	0.9392	0.4836	0.2569	0.1414	0.0805	0.0476	0.0284	0.0168	0.0099	0.0050
July 15, 2008	5.6712	3.2958	0.8869	0.5500	0.2337	0.1082	0.0541	0.0290	0.0166	0.0097	0.0055	0.0031	0.0011
October 15, 2008	5.7220	3.1488	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate;

•	If the stock price is less than $40.33 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Series B Debentures

The following table sets forth the stock price, effective date and number of additional shares per $1,000 principal amount of Series B Debentures to be determined by reference to the stock price and effective date of the transaction:

	Stock Price
Effective Date	$40.33	$45.00	$50.00	$55.00	$58.48	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00

May 22, 2007	7.6951	5.7419	4.2195	3.1223	2.5462	1.7600	1.3454	1.0426	0.8200	0.6545	0.5307	0.4366	0.3644
August 15, 2007	7.6951	5.7753	4.2081	3.0832	2.4957	1.7024	1.2897	0.9920	0.7757	0.6167	0.4991	0.4104	0.3428
November 15, 2007	7.5968	5.5473	3.9551	2.8223	2.2385	1.4673	1.0782	0.8062	0.6148	0.4784	0.3808	0.3093	0.2564
February 15, 2008	7.5534	5.4405	3.7986	2.6388	2.0491	1.2893	0.9192	0.6692	0.4992	0.3820	0.3008	0.2430	0.2012
May 15, 2008	7.6806	5.4760	3.7557	2.5456	1.9385	1.1806	0.8258	0.5944	0.4414	0.3382	0.2682	0.2187	0.1833
August 15, 2008	7.4930	5.2173	3.4289	2.1771	1.5645	0.8475	0.5407	0.3578	0.2480	0.1805	0.1387	0.1113	0.0930
November 15, 2008	7.5006	5.1214	3.2172	1.8732	1.2290	0.5630	0.3158	0.1856	0.1179	0.0825	0.0628	0.0508	0.0431
February 15, 2008	7.5567	5.0684	3.0094	1.4955	0.7609	0.2258	0.0794	0.0158	0.0000	0.0000	0.0000	0.0000	0.0000
May 15, 2009	7.6951	5.1219	2.8997	1.0815	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate;

•	If the stock price is less than $40.33 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 24.7954 (for the Series A Debentures) and 24.7954 (for the Series B Debentures) per $1,000 principal amount of Debentures subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to adjust the conversion rate in connection with specified corporate transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Redemption at Our Option

We may redeem the Debentures in whole or in part at any time on or after October 15, 2008, in the case of the Series A Debentures, or May 15, 2009, in the case of the Series B Debentures, in each case for cash equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption; provided, however, that if the redemption date falls after a record date for the payment of interest and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date, and the redemption price will be equal to the principal amount of the Debentures to be redeemed. Written notice of redemption must be delivered to holders of the Debentures not less than 30 days nor more than 60 days prior to the redemption date. If we call Debentures for redemption, a holder may convert its Debentures called for redemption only until the close of business on the business day immediately preceding the redemption date. As described under “— Interest” above, holders who convert their Debentures prior to the record date for the payment of interest will not receive any accrued and unpaid interest to the conversion date.

If we redeem the Debentures in part, the trustee will select the Debentures to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or by such other method it deems fair and appropriate or is required by the depository for the Debentures. If the trustee selects a portion of a Debenture for partial redemption and a holder converts a portion of the same Debenture, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption of Debentures in part, we will not be required to:

•	issue or register the transfer or exchange of any Debenture during a period beginning at the opening of business 15 days before any selection of Debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Debentures to be so redeemed; or

•	register the transfer or exchange of any Debenture so selected for redemption, in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the Debentures on the redemption date, then on and after such date:

•	such Debentures will cease to be outstanding;

•	interest on such Debentures will cease to accrue; and

•	all rights of holders of such Debentures will terminate, except for the right to receive the redemption price (or if the Debentures have been tendered for conversion, the cash and shares of our common stock, if any, due upon such conversion).

Such will be the case whether or not book-entry transfer of the Debentures in book-entry form is made and whether or not Debentures in certificated form, together with the necessary endorsements, are delivered to the paying agent.

Repurchase of Debentures by Countrywide at Option of Holder On Certain Dates

Holders of the Series A Debentures have the right to require us to repurchase all or a portion of their Debentures on October 15, 2008, 2009, 2010, 2012, 2017, 2022, 2027 and 2032, and holders of the Series B Debentures will have the right to require us to repurchase all or a portion of their Debentures on May 15, 2009, 2010, 2012, 2017, 2022, 2027 and 2032 (collectively, the “scheduled repurchase dates”). The repurchase price payable will be equal to 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date, provided, however, that if the scheduled repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest to the holder of record on the close of business on the corresponding record date and the repurchase price will be equal to the principal amount of Debentures to be repurchased.

We will be required to repurchase any outstanding Debentures on the scheduled repurchase dates for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 23 business days prior to the relevant repurchase date until the close of business on the third business day immediately preceding the repurchase date. If the repurchase notice is withdrawn before the close of business on the third business day before the repurchase date, we will not be obligated to repurchase the related Debentures.

On or before the 23rd business day prior to each repurchase date, we will mail to the trustee, any paying agent and to all holders of the Debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the name and address of the trustee, any paying agent and the exchange agent; and

•	the procedures that holders must follow to require us to repurchase their Debentures.

The repurchase notice given by each holder electing to require us to repurchase their Debentures on scheduled repurchase dates must state:

•	in the case of Debentures in certificated form, the certificate numbers of the holder’s Debentures to be delivered for repurchase;

•	the portion of the principal amount of Debentures to be repurchased, in integral multiples of $1,000; and

•	that the Debentures are to be purchased by us pursuant to the applicable provision of the Debentures and the indenture.

If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

A holder may withdraw its repurchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the third business day prior to the scheduled repurchase date. Such notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its Debentures;

•	the principal amount of the withdrawn Debentures, which must be an integral multiple of $1,000;

•	if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice which must be an integral multiple of $1,000.

If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

A holder must either effect book-entry transfer or deliver the Debentures, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment promptly following the later of the repurchase date or the date of book-entry transfer or the delivery of the Debentures together with the necessary endorsements. If the trustee or any paying agent holds money sufficient to pay, on the repurchase date, the repurchase price of the Debentures, then, as of the repurchase date:

•	the Debentures will cease to be outstanding and interest will cease to accrue; and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the Debentures together with necessary endorsements).

This will be the case whether or not book-entry transfer of the Debentures is made and whether or not the Debentures are delivered to the paying agent.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures.

Our ability to repurchase Debentures on scheduled repurchase dates is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness or otherwise may contain provisions prohibiting repurchase of the Debentures under certain circumstances, or expressly prohibit our repurchase of the Debentures. If you elect to require us to repurchase your Debentures at a time when we are prohibited from repurchasing Debentures, we may seek the consent of our lenders to repurchase the Debentures or may attempt to refinance this debt. Further, there can be no assurance that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the holders of Debentures seeking to exercise their repurchase rights. If we do not obtain consent, we would not be permitted to repurchase the Debentures. Our failure to repurchase tendered Debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Repurchase of Debentures by Countrywide at Option of Holder upon a Fundamental Change

If a fundamental change, as defined below, occurs each holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its Debentures, or any portion of those Debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to

100% of the principal amount of the Debentures plus any accrued and unpaid interest on the Debentures to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.

Within 15 days after the occurrence of a fundamental change we are required to give notice to each holder and the trustee of such occurrence and of each holder’s resulting repurchase right and the procedures that each holder must follow to require us to repurchase its Debentures as described below. The fundamental change repurchase date specified by us will be the 23rd business day after the date on which we give this notice.

The fundamental change repurchase notice given by a holder electing to require us to repurchase its Debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day immediately preceding fundamental change repurchase date and must state:

•	if certificated Debentures have been issued, the certificate numbers of the holder’s Debentures to be delivered for repurchase (or, if the Debentures are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

A holder may withdraw its fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the third business day immediately preceding fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of Debentures being withdrawn;

•	if certificated Debentures have been issued, the certificate numbers of the Debentures being withdrawn (or, if the Debentures are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the Debentures, if any, that remain subject to the fundamental change repurchase notice.

A “fundamental change” will be deemed to have occurred upon a change of control, as defined below.

A “change of control’ will be deemed to have occurred at such time after the original issuance of the Debentures when any of the following has occurred:

(1) a “person or “group” within the meaning of Section 13(d)(3) of the Exchange Act files a Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors, or

(2) the first day on which a majority of the members of our board of directors does not consist of continuing directors, or

(3) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; or

(ii) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of our common stock, if at all, solely into shares of our common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•	any consolidation, merger, conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such merger, consolidation, conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other person.

A “continuing director” means a director who either was a member of our board of directors on the date the Debentures are first issued or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its Debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our properties and assets may be uncertain.

Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its Debentures on a change of control described in clause (3) above if more than 90% of the consideration in the transaction or transactions consists of shares of securities or other property traded or to be traded immediately following a change of control on a U.S. national securities exchange, and, as a result of the transaction or transactions, the Debentures become convertible into that securities or other property (and any rights attached thereto), subject to the provisions set forth above under “Payment upon Conversion.”

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) under the Exchange Act to the extent required at that time.

Prior to 10:00 a.m., New York City time, on the business day following the fundamental change repurchase date, we will deposit with the paying agent an amount of cash in immediately available funds sufficient to pay the aggregate fundamental change repurchase price of all the Debentures which are to be purchased as of the fundamental change repurchase date. Payment of the fundamental change repurchase price for the Debentures will be made promptly following the later of the business day following the fundamental change repurchase date and the time of delivery of the Debentures in the manner set forth in the indenture. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Debentures which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those Debentures will cease to be outstanding and interest on the Debentures will cease to accrue, whether or not the Debentures are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holders shall terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer of the Debentures or delivery of the Debentures.

The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our business, financial condition and results of operations. The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase Debentures for cash on the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the Debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise.

The fundamental change repurchase feature of the Debentures may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by our management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a term frequently contained in securities similar to the Debentures.

Guarantee

CHL has guaranteed our obligations under the Debentures, including payment of cash and delivery of our common stock upon conversion of the Debentures, the due and punctual payment of principal and interest on the Debentures, whether at the relevant maturity date, upon acceleration, upon redemption, upon repurchase or otherwise. The guarantee is an unsecured and unsubordinated obligation of CHL and ranks equally with its other unsecured and unsubordinated indebtedness. The obligations of CHL under the guarantee are unconditional regardless of the enforceability of the Debentures or the indenture and will not be discharged until all obligations under the Debentures and the indenture are satisfied. Holders of each series of Debentures may proceed directly against CHL if an event of default affecting such series of Debentures occurs without first proceeding against us.

Because CHL is a holding company, the rights of its creditors to share in the distribution of the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent CHL may itself be a creditor with recognized claims against the subsidiary.

The guarantee is unsecured and unsubordinated indebtedness of CHL and ranks equally in right of payment with CHL’s other unsecured and unsubordinated indebtedness. A substantial portion of the assets of CHL may be pledged under various credit agreements among CHL and various lending institutions.

Consolidation, Merger and Sale of Assets

The indenture provides that neither we nor CHL may consolidate with or merge with or into any person, or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets, unless the following conditions have been satisfied:

(a) Either:

(i) we or CHL, as the case may be, are the continuing person in the case of a merger; or

(ii) the successor (if other than us or CHL, as the case may be) will be a corporation or limited liability company (provided that the successor may be a limited liability company only if the Debentures remain convertible into the common stock of a corporation) organized and existing under the laws of the United States, any State, or the District of Columbia (provided that the successor need not be organized and existing under the laws of the United States, any State or the District of Columbia if independent tax counsel experienced in such matters delivers an opinion to us stating that, under then existing laws, there would be no adverse tax consequences to the holders of the Debentures in the event the successor was not so organized and existing) and the successor (if not us) shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the Debentures and the indenture or CHLs obligations under the guarantee;

(b) Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor or any of our subsidiaries as a result of the transaction as having been incurred by the successor or a subsidiary at the time of the transaction), no default or event of default would occur or be continuing, and

(c) We have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer, sale or lease and any such supplemental indenture comply with the indenture and that all conditions precedent provided in the indenture relating to such transaction have been satisfied.

Events of Default; Notice and Waiver

The following constitute events of default under the indenture for the Series A Debentures or the Series B Debentures, as applicable, subject to additional limitations and qualifications included in the indenture:

•	a default in the payment of principal of such series of Debentures when due at maturity, upon repurchase, upon redemption or otherwise;

•	a default in the payment of any interest on such series of Debentures when due and such failure continues for a period of 30 days past the applicable due date;

•	we fail for 10 days to provide notice of the occurrence of a fundamental change as required by the indenture;

•	a default in our obligation to deliver the settlement amount upon conversion of such series of Debentures, together with cash in respect of any fractional shares, upon conversion of such series of Debentures and such default continues for a period of 5 days or more;

•	we fail to comply with our obligation to repurchase such series of Debentures at the option of a holder upon a fundamental change as required by the indenture;

•	we or CHL, as applicable, fail to perform or observe any of our other covenants applicable to such series of Debentures and provided in the indenture, the guarantee or in the relevant Debentures for 90 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding Debentures of such series has been received by us;

•	default by us or CHL, as applicable, resulting in acceleration of maturity of any other indebtedness for borrowed money in an amount exceeding $100,000,000 and that acceleration shall not have been rescinded or annulled for a period of 10 days after written notice of the default by the trustee or the holders of at least 25% in aggregate principal amount of each of the then outstanding Series A Debentures and Series B Debentures; and

•	certain events involving bankruptcy, insolvency or reorganization by us or CHL.

The foregoing constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default described in the 6th bullet above relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or as otherwise required to be filed pursuant to the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939 (the Trust Indenture Act), will for the first 364 days from and including the date of such event of default consist exclusively of the right to receive additional interest on the series of Debentures for which there is an event of default at an annual rate equal to 0.50% of the principal amount of the Debentures of such series (the “extension fee”). This additional interest will accrue on all outstanding Debentures of the relevant series from and including the date on which an event of default with respect to such series relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such extension fee will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 365th day, the Debentures of such series will be subject to acceleration as provided herein. The provisions of the indenture described in this paragraph will not affect the rights of holders of Debentures in the event of the occurrence of any other event of default. In the event that we do not elect to pay the extension fee upon an event of default with respect to the relevant series in accordance with this paragraph, the Debentures of such series will be subject to acceleration as provided herein. To make such election, we must give notice to the Trustee prior to the day any such event of default occurs. For the avoidance of doubt, the date on which an event of default has occurred with respect to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or otherwise required to be filed under the indenture or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act shall be the 91st day after notice to us has been provided with respect to such series under the sixth bullet above.

Subject to the immediately preceding paragraph, if an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us or CHL) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Series A Debentures or Series B Debentures, as the case may be, may declare the principal and accrued and unpaid interest, if any, on the outstanding Debentures of such series to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest, if any, on the Series A Debentures or Series B Debentures, as the case may be, will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding Series A Debentures or Series B Debentures, as the case may be, may rescind such acceleration with respect to the Debentures of such series and, as discussed below, waive these past defaults.

If a default under the indenture occurs and is continuing, and is known to the trustee, the trustee must, except as set out below, mail to each holder of the Series A Debentures or Series B Debentures, as the case may be, notice of the default within 90 days of the occurrence of the default, or, if later, within 15 days after it is known to the trustee. The trustee may withhold notice to the holders of the Debentures of such series of a default, except defaults due to non-payment of principal or interest on the Debentures of such series. However, the trustee must consider it to be in the interest of the holders of the Debentures of such series to withhold this notice.

The holders of a majority in principal amount of outstanding Series A Debentures or Series B Debentures, as the case may be, will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the Debentures of such series or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding Series A Debentures or Series B Debentures, as the case may be, may waive any past defaults under the indenture applicable to Debentures of such series, except a default due to the non-payment of principal or interest, a failure to provide notice of a fundamental change to the trustee and each holder when required pursuant to the indenture, a failure to convert any Debentures of such series when required pursuant to the terms of the indenture, a default arising from our failure to repurchase any Debentures of such series when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the Series A Debentures or Series B Debentures, as the case may be, may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest on the Debentures of such series, unless:

•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding Series A Debentures and/or Series B Debentures, as the case may be, make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding Debentures of such series; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of security or indemnity.

A default in the payment of the Debentures, or a default with respect to any other provision of the Debentures, may give rise to a cross-default under our existing and future borrowing arrangements.

Legal Defeasance and Covenant Defeasance

The Debentures will not be subject to any defeasance provisions under the indenture.

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding Series A Debentures and/or Series B Debentures, as the case may be, is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Debenture of such series affected by such modification or amendment if it would:

•	reduce the principal amount of or change the relevant maturity date of any Series A Debentures or Series B Debentures, as the case may be;

•	alter the manner of calculation of, reduce the rate of accrual for, or extend the time for payment of interest on, or the redemption price, the repurchase price or the fundamental change repurchase price of, any Debenture of such series;

•	reduce any amount payable upon repurchase of any Debenture of such series or change the time at which or circumstances under which the Debentures of such series may or shall be repurchased;

•	impair the right of a holder to institute suit for payment on or conversion of any Debenture of such series;

•	change the currency in which any Debenture of such series or interest on or the fundamental change repurchase price of, any Debenture of such series is payable;

•	adversely affect the repurchase option of the holders or the right of a holder to convert any Debenture of such series, or reduce the settlement amount receivable upon conversion;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture or reduce the percentage of the aggregate principal amount of outstanding Debentures of such series necessary to amend, modify or supplement the indenture or the Debentures of such series or waive an event of default; or

•	modify or affect the terms and conditions of the guarantee in a manner adverse to the interests of the holders of the Debentures of such series.

We and the trustee may modify certain provisions of the indenture without the consent of the holders of the Series A Debentures or the Series B Debentures, as the case may be, including to:

•	add guarantees with respect to the Debentures of such series or secure the Debentures of such series;

•	remove guarantees, other than the guarantee of the Debentures of such series provided by CHL, as provided in the indenture;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets, or evidence the conversion into exchange property and related settlement provision in connection with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of Debentures of such series;

•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders;

•	modify or amend the indenture to permit the qualification of the indenture under the Trust Indenture Act as then in effect;

•	establish the forms or terms of the Debentures of such series if issued in definitive form;

•	evidence the acceptance of appointment by a successor trustee;

•	conform, as necessary, the indenture, any guarantee and the form or terms of the Debentures of such series, to the “Description of the Debentures” as set forth in this prospectus; and

•	make other changes to the indenture, any guarantee or forms or terms of the Debentures of such series, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the Debentures of such series.

Calculations in Respect of Debentures

We are responsible for making all calculations called for under the Debentures, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest, if any, payable on the Debentures and the conversion rate of the Debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of Debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely, upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Trustee, Paying Agent, Bid Solicitation Agent and Conversion Agent

We have appointed The Bank of New York as the trustee under the indenture, as paying agent, bid solicitation agent, conversion agent, registrar and custodian for the Debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise described herein, notices to registered holders of the Debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

The Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The Debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000. Holders may present Debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the corporate trust office of the trustee in The City of New York.

Payment and Paying Agent

We maintain an office or agent where we will pay the principal on the Debentures and a holder may present the Debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest on any Debentures represented by the registered certificated securities referred to below by check mailed to a holder’s address as it appears in the Debenture register; provided that if a holder has an aggregate principal amount in excess of $2.0 million, it will be paid, at such holder’s written election, by wire transfer in immediately available funds.

Payments on the Debentures represented by the global Debenture referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of us or CHL, as applicable, as such, will have any liability for any of our obligations under the Debentures, the indenture, the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry Delivery and Settlement

DTC is acting as securities depository for the Debentures. Each series of the Debentures is represented by one or more registered global Debentures in book-entry form (referred to, collectively, as the registered global Debentures) registered in the name of Cede & Co. (the nominee of DTC), or such other name as may be requested by an authorized representative of DTC. Accordingly, beneficial interests in the Debentures are shown on, and transfers of the Debentures are effected only through, records maintained by DTC and its participants. Except in the limited circumstances described in the indenture, owners of beneficial interests in the registered global Debentures representing the Debentures will not be entitled to receive Debentures in definitive form and will not be considered holders of Debentures under the indenture.

DTC has advised us and the initial purchasers as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities that its participants (referred to as direct participants) deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and certain other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC in turn is owned by a number of direct participants of DTC (“and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the NYSE, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (referred to as indirect participants);

•	The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Debentures under DTC’s system must be made by or through direct participants, which will receive a credit for such Debentures on DTC’s records. The ownership interest of each actual purchaser of Debentures represented by the registered global Debentures (referred to as the beneficial owner) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the registered global Debentures representing the Debentures are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial Owners will not receive Debentures in definitive form, except in the event that use of the book-entry system for such Debentures is discontinued or upon the occurrence of certain other events described in this prospectus.

To facilitate subsequent transfers, the registered global Debentures representing Debentures that are deposited by direct participants are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the registered global Debentures with DTC and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the registered global Debentures representing the Debentures; DTC’s records reflect only the identity of the direct participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The direct or indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Debentures represented by the registered global Debentures to those persons may be limited. In addition, because DTC can act only on behalf of its direct participants, who in turn act on behalf of persons who hold interests through direct participants, the ability of a person having an interest in Debentures represented by the registered global Debentures to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (or any, other DTC nominee) will consent or vote with respect to the registered global Debentures representing the Debentures unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures. DTC mails an omnibus proxy (referred to as an omnibus proxy) to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to) whose accounts the Debentures are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the registered global Debentures representing the Debentures will be made to Cede & Co., or such nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those direct and indirect participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee) is the responsibility of Countrywide or the trustee, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of the direct and indirect participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Debentures by DTC or the direct or indirect participants or for maintaining or reviewing any records of DTC or the direct or indirect participants relating to ownership interests in the Debentures or the disbursement of payments in respect of the Debentures.

Debentures represented by the registered global Debentures will be exchangeable for Debentures in definitive form with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Same-Day Funds Settlement System and Payment

We will make all payments of principal and interest in immediately available funds.

Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debentures will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by DTC to settle in immediately available funds, No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

Description of Capital Stock

The following description of our capital stock is not complete and is qualified in its entirety by reference to the terms and provisions of our restated certificate of incorporation, to any certificates of designation, and our rights agreement, which are incorporated by reference herein.

Common Stock

We have authorized under our restated certificate of incorporation 1,000,000,000 shares of common stock, par value $0.05 per share. As of September 30, 2007, 576,376,128 shares of our common stock were outstanding and were held by 1,751 record holders. Each record holder of our common stock is entitled to cast one vote per share on all matters submitted to a vote of our stockholders. We may pay dividends to the record holders of our common stock only when, as and if declared by our board of directors, out of funds legally available for those dividends. Each share of our common stock shares equally in those dividends and in other distributions to holders of our common stock, including distributions made if we liquidate, dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

Preferred Stock

We have authorized under our restated certificate of incorporation 1,500,000 shares of preferred stock, par value $0.05 per share. Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with the distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, our board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

At this time, our board of directors has authorized only two series of preferred stock for issuance, the Series A Participating Preferred Stock, which is issuable upon the exercise of our stock purchase rights, and our Series B Non-Voting Convertible Preferred Stock, each of which is described below. Our board of directors could, without stockholder approval, cause us to issue additional preferred stock that has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to cause a change in control of our company. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of our company and thereby hinder a possible takeover attempt that, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

Convertible Preferred Securities

On August 22, 2007, we issued and sold to Bank of America, N.A., a national banking association (“Bank of America”), 20,000 shares of a new series of our convertible preferred stock, the 7.25% Series B Non-Voting Convertible Preferred Stock, par value $0.05 per share (the “Convertible Preferred Securities”), for an aggregate purchase price of $2,000,000,000.

Under the terms of the Convertible Preferred Securities set forth on the Certificate of Designations of our 7.25% Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designations”), holders are entitled to receive cash dividends, payable quarterly, at the rate per annum of 7.25% of the Liquidation Preference, which initially is equal to $100,000 per share. The initial amount of dividends payable on each share of the Convertible Preferred Securities outstanding for each full dividend period is $1,812.50. Dividends are cumulative and if dividends are not paid for six quarters, holders of the Convertible Preferred Securities are entitled to designate two directors to our Board of Directors until dividends have been paid for two consecutive quarters.

The Convertible Preferred Securities are convertible at the option of the holders, at any time or from time to time, into a number of shares of common stock equal to the Liquidation Preference of the Convertible Preferred Securities being converted, divided by the Conversion Price (as defined below), plus cash in an amount equal to any accumulated and unpaid dividends on such securities. The “Conversion Price” of the Convertible Preferred Securities is $18.00 per share, subject to customary adjustments.

With respect to dividends and distributions upon our liquidation, winding-up and dissolution, the Convertible Preferred Securities rank in priority senior to our common stock and to each other class of our capital stock or series of our preferred stock (where the terms of the stock do not expressly provide that it ranks senior to or on parity with the Convertible Preferred Securities) and on parity with any additional Convertible Preferred Securities and any other class of capital stock or series of preferred stock established after August 22, 2007, which issuance is subject to approval by two-thirds of the holders of Convertible Preferred Securities.

Pursuant to the terms of an Investment Agreement, dated as of August 22, 2007 (the “Investment Agreement”), by and between the Company and Bank of America and entered into connection with the issuance of the Convertible Preferred Securities, Bank of America may not transfer shares of our common stock received upon any conversion of the Convertible Preferred Securities for 18 months after conversion, with exceptions for affiliate transfers and third party merger or tender offer transactions.

Furthermore, Bank of America is subject to customary standstill restrictions prohibiting it from, among other things, acquiring beneficial ownership of additional voting securities of us, making any proposal to acquire us or otherwise seeking to influence control of us, in each case other than transactions in the ordinary course of Bank of America’s financial services business and not involving control of us. We are required to offer Bank of America the right to match the terms of any third party proposal we entertain regarding a sale of the Company. Bank of America’s standstill and match rights continue until Bank of America no longer owns Company common stock and/or Convertible Preferred Securities, calculated on an as-converted basis, equal to at least five percent of our common stock then outstanding.

From and after August 22, 2017, if the daily closing price per share of our common stock exceeds 150% of the Conversion Price for 30 consecutive trading days ending on the date prior to the mailing of a redemption notice, then we have the right, at our option, to redeem all outstanding Convertible Preferred Securities by paying in cash (1) the Liquidation Preference, and (2) any accumulated and unpaid dividends on such securities. We must send a notice of any redemption to the holders of the Convertible Preferred Securities not more than 270 nor fewer than 180 days prior to the date fixed for redemption. We may not redeem the Convertible Preferred Securities held by Bank of America at any time that any material ongoing business relationships exists between Bank of America and us, other than ordinary course lending or financing relationships.

The Convertible Preferred Securities have customary pre-emptive rights on any future issuances of our common stock or preferred stock and anti-dilution rights for below-market issuances of our common stock. These preemptive rights and anti-dilution adjustments, however, are not made upon the issuance of equity awards under our employee benefit plans (including the issuance of stock upon grant or exercise of equity awards issued in the future) or any currently outstanding option, warrant, right or exercisable, exchangeable or convertible security.

The Investment Agreement contains customary public company representations and warranties by us to Bank of America, and a more limited set of representations and warranties customary for a transaction of this type from Bank of America to us. Each of the Company and Bank of America has agreed to indemnify the other (and its affiliated parties) for (1) any breach of any of the representations, warranties or covenants made by the indemnifying party that reasonably could be expected to result in a material adverse effect or (2) any action or failure to act by an indemnified party undertaken at the written request of or with the written consent of the indemnifying party. The parties’ representations and warranties generally survive for two years.

We and Bank of America also entered into a Registration Rights Agreement, dated as of August 22, 2007 (the “Registration Rights Agreement”), with respect to the Convertible Preferred Securities and our common stock into which the Convertible Preferred Securities may be converted. Under the terms of the Registration Rights Agreement, we are required, as promptly as practicable after August 22, 2007, to file with the Securities and Exchange Commission a shelf registration statement relating to the offer and sale of the Convertible Preferred Securities and shares of the Company’s common stock into which the Convertible Preferred Securities may be converted (collectively, the “Registrable Securities”). We are obligated to keep such shelf registration statement continuously effective under the Securities Act of 1933 until the earlier of (1) the date as of which all of the Registrable Securities have been sold and (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act of 1933 without volume limitation or other restrictions on transfer thereunder.

In connection with the issuance of the Convertible Preferred Securities, we also amended our rights plan as described below under “— Preferred Stock Purchase Rights.”

The description of the Investment Agreement, the Certificate of Designations and the terms of the Convertible Preferred Securities and the Registration Rights Agreement contained in this prospectus is a summary and does not purport to be complete, and is qualified in its entirety by reference to the copies of those documents filed as exhibits to our Current Report on Form 8-K, filed August 28, 2007, and our amended Current Report on Form 8-K/A, filed November 2, 2007, each of which is incorporated herein by reference.

Preferred Stock Purchase Rights

Each share of our outstanding common stock carries with it 0.25 of a preferred stock purchase right (a “stock purchase right”). The stock purchase rights are governed by our Amended and Restated Rights Agreement dated as of November 27, 2001, as amended on December 8, 2005, June 14, 2006 and August 22, 2007 (the “Rights Agreement”).

Except as set forth below, each stock purchase right, when exercisable, entitles the registered holder to purchase from us one two-thousandth of a share of a series of preferred stock, designated as Series A Participating Preferred Stock, par value $0.05 per share, at a price of $624 per one two-thousandth of a share (the “purchase price”), subject to adjustment.

These stock purchase rights are evidenced by our common stock certificates and may not be exercised or transferred apart from our common stock until the earlier of the date (the “distribution date”) of a public announcement that a person or group without our prior consent has acquired 15% or more of our common stock

(an “acquiring person”) or the date that is ten days (subject to extension by our board of directors) after the announcement of an intent to commence or the commencement of a tender offer for our common stock without our prior consent.

If any person becomes an acquiring person, subject to certain exceptions, each stock purchase right (except those owned by the acquiring person) will allow its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock that, at the time of the transaction, would have a market value of two times the exercise price of the stock purchase right. Our board of directors may delay the ability to exercise the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

If after a person has become an acquiring person we merge or consolidate with, or transfer assets or earning power to, any person, each stock purchase right (except those owned by the acquiring person) will entitle its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, of the other party (or its publicly traded parent company) to the merger or business combination that at the time of the transaction would have a market value of two times the exercise price of the stock purchase right. The stock purchase rights expire on the earliest of February 28, 2012, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an acquiring person.

On August 22, 2007, in connection with entering into the Investment Agreement described above under “— Convertible Preferred Securities,” we entered into the Third Amendment to Amended and Restated Rights Agreement. The Third Amendment, among other things, provides that the issuance of rights under the Rights Agreement will not be triggered as a result of the transactions contemplated by the Investment Agreement, and that any Convertible Preferred Securities issued to Bank of America in the transaction, and any shares of our common stock issued upon conversion of such Convertible Preferred Securities, in each case held by Bank of America or any of its affiliates, will not be considered for purposes of determining whether Bank of America or any of its affiliates is an “Acquiring Person” (as defined in the Rights Agreement) pursuant to the Rights Agreement.

Other Provisions of Our Restated Certificate of Incorporation and Our Bylaws

In addition to the Convertible Preferred Securities and related agreements described above under “— Preferred Stock — Convertible Preferred Securities,” the preferred stock purchase rights described above under “— Preferred Stock — Preferred Stock Purchase Rights” and the terms of any preferred stock that we may determine to issue as described above under “— Preferred Stock,” other provisions of our restated certificate of incorporation and our bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

(1) It provides for a three-year staggered board of directors, vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of our common stock.

(2) It limits our power to purchase shares of our voting stock from a five percent holder at a price exceeding its fair market value, unless the purchase is approved by holders of a majority of those voting shares (unless applicable law requires a greater vote), without the vote of that five percent holder. Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security that is convertible into that stock.

(3) It prohibits action by written consent of our stockholders.

(4) It provides that our bylaws may be amended by our board of directors or, with some exceptions, by a vote of two-thirds of our voting shares and further provides that a two-thirds vote of all of our voting shares is required to amend the provisions of our restated certificate of incorporation that are described in this section, unless the amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors. Continuing directors are directors who became members of our board of directors before any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder.

Our bylaws provide that special meetings of the stockholders may be called only by our directors and limit the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Material U.S. Federal Tax Considerations

The following are the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Debentures and of common stock. This discussion applies only to Debentures that are:

•	purchased by those initial holders who purchase Debentures from a selling securityholder as described under “Selling Securityholders” below pursuant to an offering of such Debentures under this prospectus in the first sale of such Debentures by such selling securityholder after the Debentures are first registered with the SEC; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding Debentures or common stock of the Company as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	persons subject to the alternative minimum tax; or

•	Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of the common stock of the Company, persons that beneficially own more than 5% of the fair market value of the Debentures, or holders that, on the date of acquisition of the Debentures, own Debentures with a fair market value of more than 5% of the fair market value of the common stock of the Company.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Debentures or common stock of the Company, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Debentures or common stock of the Company and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Debentures or common stock of the Company.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of Debentures are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Debenture or common stock of the Company that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Interest

Stated interest paid on a Debenture will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Original Issue Discount

For U.S. federal income tax purposes, if the principal amount of a Debenture exceeds the issue price by more than a de minimis amount, as determined under the applicable Treasury Regulations, the excess is treated as “original issue discount.”

The Debentures were issued with original issue discount for U.S. federal income tax purposes. A U.S. Holder of Debentures will be required to include (in addition to stated interest payments as discussed above) original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Accrued original issue discount will increase the U.S. Holder’s tax basis in the Debentures and any payments on the Debentures, other than payments of stated interest, will decrease the U.S. Holder’s tax basis.

A U.S. Holder may make an election to include in gross income all interest that accrues on a note (including stated interest, original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (“constant yield election”).

Market Discount

If a U.S. Holder purchases a Debenture for an amount that is less than its adjusted issue price, the amount of the difference will be treated as market discount for federal income tax purposes unless this difference is less than a specified “de minimis amount.” The adjusted issue price of a Debenture is defined as the sum of the issue price of the Debenture and the aggregate amount of previously accrued original issue discount, less any prior payments other than payments of stated interest.

A U.S. Holder will be required to treat any payment that does not constitute stated interest on, or any gain on the sale, exchange, retirement or other disposition of, a Debenture as ordinary income to the extent of the market discount accrued on the Debenture at the time of the payment or disposition unless this market discount has been previously included in income by the U.S. Holder pursuant to an election by the U.S. Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the U.S. Holder as described under “— Original Issue Discount” above. A U.S. Holder’s tax basis in the Debenture will be increased by any amount of market discount that was previously included in the U.S. Holder’s income. If the Debenture is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Debenture in a taxable transaction at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Debenture or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Debenture.

Acquisition Premium and Amortizable Bond Premium

A U.S. Holder who purchases a Debenture for an amount that is greater than the Debenture’s adjusted issue price but less than or equal to the principal amount will be considered to have purchased the Debenture at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that the holder must include in its gross income with respect to the Debenture for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If a U.S. Holder purchases a Debenture for an amount that is greater than the principal amount, the U.S. Holder will be considered to have purchased the Debenture with amortizable bond premium. In general, amortizable bond premium with respect to any Debenture will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the principal amount. For this purpose only, a holder’s tax basis in a Debenture is reduced by an amount equal to the value of the option to convert the Debenture into common stock; the value of this conversion option may be determined under any reasonable method. The U.S. Holder may elect to amortize this bond premium, using a constant yield method, over the remaining term of the Debenture. For purposes of the amortizable bond premium rules, the Series A Debentures will be deemed to mature on October 15, 2008. If the Series A Debentures are not redeemed on such date, solely for purposes of the amortizable bond premium rules, the Series A Debentures will be considered retired and reacquired by a holder for an amount equal to such holder’s adjusted tax basis in the Series A Debentures. For purposes of the amortizable bond premium rules, the Series B Debentures will be deemed to mature on May 15, 2009. If the Series B Debentures are not redeemed on such date, solely for purposes of the amortizable bond premium rules, the Series B Debentures will be considered retired and reacquired by a holder for an amount equal to such holder’s adjusted tax basis in the Series B Debentures. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in such holder’s income with respect to the Debenture in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce the U.S. Holder’s tax basis in the Debenture by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service (“IRS”).

If a U.S. Holder makes a constant yield election (as described under “— Original Issue Discount” above) for a Debenture with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange, Repurchase or Redemption of the Debentures

Upon the sale, exchange, repurchase or redemption of a Debenture (other than a conversion into cash and common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase or redemption and the U.S. Holder’s adjusted tax basis in the Debenture. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of Interest” above.

Except as described below, gain or loss realized on the sale, exchange, repurchase or redemption of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, repurchase or redemption the Debenture has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations. Exceptions to this general rule apply to the extent of any accrued market discount not previously included in the U.S. Holder’s taxable income. See “— Market Discount” above.

Conversion into Cash

If a U.S. Holder converts a Debenture or exercises its put right and receives from the Company solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the Debenture in a taxable disposition as described under “— Sale, Exchange, Repurchase or Redemption of the Debentures” above.

Conversion into Common Stock and Cash

If a U.S. Holder converts a Debenture and receives a combination of common stock and cash, although the tax treatment is uncertain, the Company intends to treat (and the following discussion assumes) the conversion as in part a conversion into common stock and in part a payment in redemption of a portion of a Debenture. A U.S. Holder will treat the cash payment received on conversion as proceeds from a sale of a portion of the Debenture, and will owe tax on the sale portion in the manner described under “— Sale, Exchange, Repurchase or Redemption of the Debentures” above. The U.S. Holder will not recognize gain or loss with respect to the common stock received (other than stock attributable to accrued interest), and the holder’s holding period for such stock will include the period during which such holder held the Debenture. The holder’s holding period of any common stock received with respect to accrued interest will commence on the day after conversion. Notwithstanding the foregoing, the receipt of cash in lieu of a fractional share will result in the U.S. Holder recognizing capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share).

The U.S. Holder’s basis in the Debenture will be allocated pro rata between the common stock, the fractional share that is sold for cash and the portion of the Debenture that is treated as sold for cash, in accordance with their fair market values.

Any capital gain recognized by a U.S. Holder upon conversion will be long-term capital gain if at the time of conversion the Debentures have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates.

As an alternative, the conversion could be viewed as a recapitalization for U.S. federal income tax purposes. Under this alternative characterization, a U.S. Holder would recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which would be treated as described under “— Payments of Interest” above) over the holder’s adjusted tax basis in the Debenture, but in no event would the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). In such case, a U.S. Holder’s tax basis in the common stock received upon a conversion of a Debenture (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the Debenture that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s tax basis in the common stock received with respect to accrued interest would equal the fair market value of such stock on the date of conversion. A U.S. Holder’s holding period for common stock received upon conversion would include the period during which such holder held the Debentures, except that the holding period of any common stock received with respect to accrued interest would commence on the day after conversion.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common stock for Debentures upon conversion.

Constructive Dividends

The conversion rate of the Debentures will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in the assets or earnings and profits of the Company may, in some circumstances, result in a deemed distribution to the holder.

If the Company were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and the conversion rate of the Debentures were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to holders of the Debentures. In addition, any other increase in the conversion rate of the Debentures may, depending on the circumstances, be deemed to be a distribution to holders of the Debentures. However, an increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for common stock pursuant to a bona fide reasonable adjustment formula will generally not give rise to a taxable constructive dividend.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of common stock of the Company or holders of Debentures, if as a result of such failure the proportionate interest of the stockholders or the Debenture holders (as the case may be) in the assets or earnings and profits of the Company is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “— Taxation of Distributions” below. However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Taxation of Distributions

Distributions paid on the common shares of the Company, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds the current and accumulated earnings and profits of the Company, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock of the Company will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the Debentures, dividends on common stock of the Company and the proceeds from a sale or other disposition of the Debentures or the common stock, unless the U.S. Holder establishes an exemption from information reporting. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Debenture or the common stock of the Company that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the Debentures or common stock and who is not otherwise a resident of the

United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Debentures or common stock.

Payments on the Debentures

Subject to the discussion below concerning backup withholding, payments of principal and interest (including original issue discount) on the Debentures by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification Requirement

Interest and original issue discount on a Debenture will not be exempt from withholding tax unless the beneficial owner of the Debenture certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a Debenture is engaged in a trade or business in the United States, and if interest including original issue discount on the Debenture is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide the Company with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Debentures including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of Debentures or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other disposition of Debentures or common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the common stock of the Company has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of Debentures or common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of Debentures or common stock may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of Debentures and common stock, including the possible imposition of a branch profits tax.

Dividends and Constructive Dividends

Dividends (including deemed dividends on the Debentures described above under “— Tax Consequences to U.S. Holders — Constructive Dividends”) paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides a properly executed Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Debenture or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Debenture, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the holder of a trade or business in the United States.

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the Debentures and on the common stock of the Company. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Debentures or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the Debentures and on the common stock or on the proceeds from a sale or other disposition of the Debentures or common stock. Compliance with the certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Selling Securityholders

We originally issued the Debentures to Lehman Brothers Inc., Citigroup Global Markets Inc. and Banc of America Securities LLC, as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers immediately resold the Debentures to persons reasonably believed to be

‘‘qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may from time to time offer and sell pursuant to this prospectus any or all of the Debentures and any common stock into which the Debentures are convertible. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledges or donees or their successors.

The table below sets forth the name of each selling securityholder, the principal amount of Debentures that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock issuable upon conversion of the Debentures that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates. The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires. The selling securityholders may offer all, some or none of the Debentures or common stock into which the Debentures are convertible, if and when converted. We have assumed for purposes of the table below that the selling securityholders will sell all of their Series A Debentures, Series B Debentures and common stock issuable upon conversion of the Series A Debentures and Series B Debentures pursuant to this prospectus and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned by such selling securityholders. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. All of the Debentures were “restricted securities” under the Securities Act prior to this registration.

The initial purchasers and their respective affiliates listed as selling securityholders below have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Countrywide and its subsidiaries, for which they received or will receive customary fees and expenses.

					Common
	Principal	Principal			Stock
	Amount	Amount	Common	Common	Beneficially
	of Series A	of Series B	Stock	Stock	Owned after
	Debentures	Debentures	Beneficially	Offered	the Offering
Selling Securityholder(1)	Offered(2)	Offered(2)	Owned(3)(4)	(2)(4)	(2)(4)(5)

Absolute Strategies Fund, Forum Funds Trust(7)	$500,000	$500,000	18,087	18,087	0
Acuity Master Fund Ltd.	—	25,500,000	436,058	436,058	0
ADI Alternative Investments	—	13,500,000	230,854	230,854	0
ADI Alternative Investments c/o Casam ADI CB Arbitrage	—	3,500,000	59,851	59,851	0
ADI Alternative Investments c/o Kallista Master Fund Limited	—	7,500,000	128,252	128,252	0
Admiral Flagship Master Fund, Ltd.	7,500,000	7,500,000	271,303	271,303	0
Allstate Insurance Company(6)(8)	9,900,000	—	352,034	188,827	163,207
Allstate Life Insurance Company(6)(8)	5,600,000	—	270,018	106,811	163,207
Akanthos Arbitrage Master Fund, L.P.(9)	—	20,000,000	342,006	342,006	0
Argent Classic Convertible Arbitrage Fund L.P.(10)	4,200,000	4,900,000	163,900	163,900	0
Argent Classic Convertible Artitrage Fund Ltd.(10)	32,370,000	34,610,000	1,209,247	1,209,247	0
Argent Classic Convertible Arbitrage Fund II, L.P.(10)	1,020,000	960,000	35,871	35,871	0
Argent LowLev Convertible Arbitrage Fund II, LLC(10)	250,000	130,000	6,991	6,991	0
Argentum Multi-Strategy Fund L.P.(10)	220,000	615,000	14,713	14,713	0

					Common
	Principal	Principal			Stock
	Amount	Amount	Common	Common	Beneficially
	of Series A	of Series B	Stock	Stock	Owned after
	Debentures	Debentures	Beneficially	Offered	the Offering
Selling Securityholder(1)	Offered(2)	Offered(2)	Owned(3)(4)	(2)(4)	(2)(4)(5)

Argentum Multi-Strategy Fund Ltd.(10)	820,000	1,810,000	46,592	46,592	0
Attorney’s Title Insurance Fund(11)	350,000	—	6,676	6,676	0
Bank of America Pension Plan(12)	4,500,000	—	85,830	85,830	0
BMO Nesbitt Burns Inc.(6)(13)	12,000,000	—	228,881	228,881	0
BPER International SICAV — Global Convertible Bond EUR(59)	600,000	980,000	28,202	28,202	0
Canyon Capital Arbitrage Master Fund Ltd.(14)	17,500,000	8,750,000	483,412	483,412	0
Canyon Value Realization Fund, L.P.(15)	8,000,000	4,000,000	220,988	220,988	0
Canyon Value Realization MAC 18, Ltd.(14)	1,500,000	750,000	41,435	41,435	0
CBARB(16)	—	6,000,000	102,602	102,602	0
CC Arbitrage, Ltd.(17)	—	7,000,000	119,702	119,702	0
Century National Insurance Company	1,900,000	—	36,239	36,239	0

Class C Trading Company, Ltd.(10)	5,300,000	2,990,000	152,219	152,219	0
CGNU Life Fund(18)	2,400,000	—	45,776	45,776	0
Citadel Equity Fund, Ltd.(19)	—	30,000,000	513,009	513,009	0
Citigroup Global Markets, Inc.(6)(20)	—	97,451,000	1,666,441	1,666,441	0
Commercial Union Life Fund(18)	2,900,000	—	55,313	55,313	0
Continental Assurance Company on Behalf of its Separate Account(E)	1,000,000	1,500,000	44,724	44,724	0
Credit Suisse Securities International LLC(6)	—	35,440,000	606,035	606,035	0
DKR SoundShore Oasis Holding Fund Ltd.(21)	30,000,000	—	572,202	572,202	0
Deephaven Domestic Convertible Trading Ltd.(6)(22)	—	17,000,000	417,682	290,705	126,977
Focused SICAV — Convert Global (EUR)(59)	9,600,000	17,410,000	480,821	480,821	0
Fore Convertible Master Fund, Ltd.(23)	9,000	11,773,000	201,493	201,493	0
Fore Erisa Fund, Ltd.(23)	1,000	1,238,000	21,189	21,189	0
Fore Multi Strategy Master Fund, Ltd.(23)	—	6,094,000	104,209	104,209	0
Froley Revy Alternative Strategies(11)	500,000	—	9,537	9,537	0
GE Singapore Life Insurance Fund(24)	120,000	—	2,289	2,289	0
GLG Market Neutral Fund(25)	25,000,000	—	476,835	476,835	0
Goldman, Sachs & Co.(6)(26)	—	11,000,000	1,827,321	188,103	1,639,218
Goldman Sachs & Co. Profit Sharing Master Trust(6)(27)	—	2,079,000	35,552	35,552	0
HFR CA Global Select Master Trust Account(10)	2,930,000	2,200,000	93,506	93,506	0
Highbridge International LLC(28)	—	53,400,000	913,156	913,156	0
Highbridge Convertible Arbitrage Master Fund LP(28)	—	6,600,000	112,862	112,862	0
Institutional Benchmarks Series (Master Feeder) Ltd.(29)	1,400,000	—	26,703	26,703	0

					Common
	Principal	Principal			Stock
	Amount	Amount	Common	Common	Beneficially
	of Series A	of Series B	Stock	Stock	Owned after
	Debentures	Debentures	Beneficially	Offered	the Offering
Selling Securityholder(1)	Offered(2)	Offered(2)	Owned(3)(4)	(2)(4)	(2)(4)(5)

Institutional Benchmarks Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund(30)	—	330,000	5,643	5,643	0
Investcorp Silverback Arbitrage Master Fund Ltd.(31)	—	4,500,000	76,951	76,951	0
John Deere Pension Trust(12)	1,000,000	—	19,073	19,073	0
JP Morgan Securities, Inc.(6)	30,000,000	50,000,000	1,427,217	1,427,217	0
KBC Convertibles MAC 28 Limited(6)(32)	4,087,000	500,000	86,503	86,503	0
KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, SPC(6)(32)	8,826,000	1,000,000	185,442	185,442	0
KBC Financial Products USA Inc.(6)(33)	7,500,000	17,750,000	446,581	446,581	0
Lehman Brothers(6)(34)	30,000,000	90,000,000	2,111,229	2,111,229	0
Linden Capital LP(35)	20,000,000	—	381,468	381,468	0
Lotsoff Capital Management Investment Trust-Active Income Fund	1,000,000	1,000,000	36,174	36,174	0
Lydian Global Opportunities Master Fund Ltd.(36)	21,500,000	—	410,078	410,078	0
Lydian Overseas Partners Master Fund Ltd.(36)	56,500,000	—	1,077,647	1,077,647	0
Lyxor/Acuity Fund Ltd.(6)(37)	—	36,800,000	629,291	629,291	0
Lyxor/Canyon Capital Arbitrage Fund Ltd.(14)	2,500,000	1,250,000	69,059	69,059	0
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(10)	2,050,000	1,040,000	56,885	56,885	0
Man Mac 1 Limited(23)	—	7,946,000	135,879	135,879	0
Mohican VCA Master Fund, Ltd.(38)	4,500,000	4,500,000	162,782	162,782	0
Morgan Stanley & Co. Incorporated(6)(39)	—	35,000,000	2,538,013	598,511	1,939,502
Norwich Union Life and Pensions(18)	6,000,000	—	114,440	114,440	0
Oz Special Funding (OZMD) LP(40)	—	177,921,000	3,042,502	3,042,502	0
Partners Group Alternative Strategies PCC Ltd.(10)	5,000,000	3,140,000	149,062	149,062	0
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund(41)	—	270,000	4,617	4,617	0
Peoples Benefit Life Insurance Company Teamsters(12)	12,000,000	—	228,881	228,881	0
Pioneer High Yield VCT Portfolio(24)	560,000	—	10,681	10,681	0
Pioneer Funds — US Corp HY Bond(24)	820,000	—	15,640	15,640	0
PNC Equity Securities LLC(6)(42)	—	3,000,000	51,301	50,301	0
Polish US High Yield Fund(24)	500,000	—	9,537	9,537	0
Polygon Global Opportunities Master Fund(43)	20,000,000	55,000,000	1,321,985	1,321,985	0
President and Fellows of Harvard College	10,000,000	20,000,000	532,740	532,740	0

					Common
	Principal	Principal			Stock
	Amount	Amount	Common	Common	Beneficially
	of Series A	of Series B	Stock	Stock	Owned after
	Debentures	Debentures	Beneficially	Offered	the Offering
Selling Securityholder(1)	Offered(2)	Offered(2)	Owned(3)(4)	(2)(4)	(2)(4)(5)

Quattro Fund Ltd.(44)	—	2,220,000	37,963	37,963	0
Quattro Multistrategy Masterfund LP(44)	—	180,000	3,078	3,078	0
Qwest Occupational Health Trust(29)	500,000	—	9,537	9,537	0
Qwest Pension Trust(29)	2,200,000	—	41,961	41,961	0
RCG Latitude Masterfund, Ltd.(6)(45)	13,200,000	—	251,769	251,769	0
RCG PB Ltd.(6)(45)	7,700,000	—	146,865	146,865	0
Retail Clerks Pension Trust 1(12)	1,500,000	—	28,610	28,610	0
Retail Clerks Pension Trust 2(12)	1,000,000	—	19,073	19,073	0
RHP Master Fund, Ltd.(46)	—	30,000,000	513,009	513,009	0
Rhythm Fund, Ltd.(32)	4,087,000	500,000	86,503	86,503	0
S.A.C. Arbitrage Fund, LLC(47)	50,000,000	55,000,000	1,894,187	1,894,187	0
Sandelman Partners Multi-Strategy Master Fund, Ltd.(48)	29,500,000	10,000,000	733,668	733,668	0
San Diego County Employees Retirement Association(29)	5,700,000	—	108,718	108,718	0
Silvercreek II Limited(49)	4,000,000	—	76,294	76,294	0
Silvercreek Limited Partnership(49)	6,000,000	—	114,440	114,440	0
Stark Master Fund Ltd.(50)	250,000,000	70,000,000	5,965,371	5,965,371	0
Steelhead Pathfinder Master LP(51)	2,500,000	2,500,000	90,434	90,434	0
Tempo Master Fund LP(52)	28,000,000	35,000,000	1,132,566	1,132,566	0
The Canyon Value Realization Fund (Cayman), Ltd.(53)	20,500,000	10,250,000	566,283	566,283	0
UBS AG London FBO WCBP(6)(54)	30,000,000	—	843,835	572,202	271,633
UBS (Lux) Bond SICAV Convert Global (USD) B(59)	700,000	2,430,000	54,905	54,905	0
UBS (Lux) Institutional Fund Global Convertible Bonds(59)	5,100,000	10,430,000	275,630	275,630	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited(6)(55)	—	20,425,000	349,274	349,274	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited(6)(55)	—	1,075,000	18,383	18,383	0
UBS Securities LLC(6)(56)	11,950,000	15,000,000	484,432	484,432	0
Veritas Credit Opportunities Fund LLC(10)	—	265,000	4,532	4,532	0
Veritas Credit Opportunities Fund Ltd(58)	235,000	—	4,482	4,482	0
Veritas HY Short Only Fund Ltd(10)	—	260,000	4,446	4,446	0
Vicis Capital Master Fund(57)	5,000,000	5,000,000	180,869	180,869	0
Wachovia Capital Markets LLC(6)	25,500,000	25,500,000	922,429	922,429	0
Waterstone Market Neutral Mac51 Fund, Ltd(58)	13,817,000	76,648,000	1,574,241	1,574,241	0
Waterstone Market Neutral Master Fund, Ltd.(58)	27,183,000	138,352,000	2,884,333	2,884,333	0
Xavex Capital Structure Arbitrage 1 Fund(10)	—	970,000	16,587	16,587	0

					Common
	Principal	Principal			Stock
	Amount	Amount	Common	Common	Beneficially
	of Series A	of Series B	Stock	Stock	Owned after
	Debentures	Debentures	Beneficially	Offered	the Offering
Selling Securityholder(1)	Offered(2)	Offered(2)	Owned(3)(4)	(2)(4)	(2)(4)(5)

Xavex Convertible Arbitrage 2 Fund(10)	1,950,000	730,000	49,676	49,676	0
Xavex Convertible Arbitrage 5(45)	1,100,000	—	20,981	20,981	0
Xavex Convertible Arbitrage 10 Fund(10)	3,600,000	4,910,000	152,627	152,627	0
Zazove Aggressive Growth Fund, L.P.(29)	4,400,000	—	83,923	83,923	0
Zazove Convertible Arbitrage Fund, L.P.(29)	2,200,000	—	41,961	41,961	0
Zazove Hedged Convertible Fund, L.P.(29)	1,400,000	—	26,703	26,703	0
Zazove High Yield Convertible Securities Fund, L.P.(29)	4,300,000	—	82,016	82,016	0
All other holders of Debentures or future transferees from any holder(60)(61)	1,000,945,000	526,728,000	28,098,631	28,098,631	0

Total:	$2,000,000,000	$2,000,000,000	76,487,937	72,347,400	4,140,537

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

(2)	Assumes offer and sale of all Debentures and shares of common stock issuable upon conversion of the Debentures, although selling securityholders are not obligated to sell any Debentures or shares of common stock.

(3)	In addition to shares of common stock issuable upon conversion of the Debentures as described in note (4), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(4)	Assumes for each $1,000 in principal amount of Series A Debentures that 19.0734 shares of common stock could be received upon conversion, and for each $1,000 in principal amount of Series B Debentures that 17.1003 shares of common stock could be received upon conversion. These conversion rates are subject to adjustment as described under “Description of the Debentures — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the conversion of the Debentures as described under “Description of the Debentures — Payment upon Conversion — Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control.” In addition, excludes fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from the conversion of the Debentures, as described under “Description of the Debentures — Payment upon Conversion.”

(5)	Based on 576,376,128 shares of common stock outstanding as of September 30, 2007, no identified selling securityholder would own 1% or more of our common stock after an offering and sale of all shares issuable upon conversion of the Debentures. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s Debentures, but we did not assume conversion of any other holder’s Debentures.

(6)	This selling securityholder is, or is an affiliate of, a registered broker-dealer. Each selling securityholder that is a registered broker-dealer or affiliated with a registered broker-dealer has represented to us that the Debentures and underlying shares of common stock held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the Debentures held by it or the common stock issuable upon conversion of the Debentures held by it.

(7)	Eric Hage, as portfolio manager of Mohican Financial Management, LLC, may be deemed to exercise dispositive power or voting control over securities held by this selling securityholder.

(8)	Allstate Life Insurance Company is a subsidiary of Allstate Insurance Company, and each is controlled by The Allstate Corporation. Includes 163,207 shares of common stock beneficially owned by affiliates of The Allstate Corporation.

(9)	Akanthos Capital Management, LLC (“Akanthos Capital”) is the general partner of this selling securityholder. By reason of such relationship, Akanthos Capital may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder. Michael Kao is a managing member of Akanthos Capital. By reason of such relationship, Mr. Kao may be deemed to share dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(10)	Nathanial Brown and Robert Richardson may each be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(11)	Ann Houlihan may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(12)	David Lindberg may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(13)	Stephen Church may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(14)	Canyon Capital Advisors LLC is the investment adviser for this selling securityholder, and has the power to direct investments held by this selling securityholder. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.

(15)	Canpartners Investments III, L.P. is the general partner of this selling securityholder, and Canyon Capital Advisors LLC is the general partner of Canpartners Investments III, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.

(16)	CBARB is a segregated account of Geode Capital Master Fund Ltd., which is an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas and Jacques Perold may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(17)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the securities owned by CC Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such securities. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the securities owned by CC Arbitrage Ltd.

(18)	David Clott may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(19)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(20)	This selling securityholder was one of the initial purchasers in the initial offering of the Debentures.

(21)	The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(22)	Includes an additional 126,977 shares of common stock beneficially owned by this selling securityholder.

(23)	Matthew Li may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(24)	Pioneer Investment Management, Inc. (“PIM”), the securityholder’s investment advisor, has or shares voting and dispositive power with respect to these securities. PIM is a privately held company the sole shareholder of which is Pioneer Investment Management USA Inc (“PIMUSA”). The sole shareholder of PIMUSA is a private Italian company called Pioneer Global Asset Management S.p.A. (“PGAM”). The parent company of PGAM is UniCredito Italiano S.p.A., a publicly traded Italian bank.

(25)	This selling securityholder is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interest therein. For information regarding Lehman Brothers, see note (34).

(26)	This selling securityholder is a limited partnership. The general partner of this selling securityholder is The Goldman Sachs Group Inc. Includes an additional 1,639,218 shares of common stock beneficially owned by this selling securityholder.

(27)	Daniel S. Och as senior managing member of Oz Management, LLC, the investment manager to this selling securityholder, may be deemed to have voting/investment control of these securities. This selling securityholder is a subsidiary of Goldman, Sachs & Co. For information regarding Goldman, Sachs & Co., see note (26).

(28)	Highbridge Capital Management, LLC, is the trading manager of this selling securityholder and has voting control and investment discretion over the securities held by this selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by this selling securityholder.

(29)	Gene Pretti may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(30)	Gary Crowder may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(31)	Elliot Bossen may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(32)	Carlo Georg has ultimate dispositive power over the securities stated as beneficially owned by this selling securityholder.

(33)	These securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(34)	This selling securityholder was one of the initial purchasers in the initial offering of the Debentures.

(35)	Siu Min Wong may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(36)	David Friezo may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(37)	SG Hambros Fund Managers (Jersey) Ltd. is the controlling entity of this selling securityholder. As such, it may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(38)	Eric Hage and Daniel Hage may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder. See note (7).

(39)	During the past three years, this selling securityholder and/or its affiliates have performed financial advisory and investment banking services for the Company and an affiliate of this selling securityholder is a lender under the Company’s credit facility. Includes another 1,939,502 shares of our common stock owned by this selling securityholder.

(40)	Daniel S. Och as senior managing member of Oz Management, LLC, the investment manager to this selling securityholder, may be deemed to have voting/investment control of these securities. See note (27).

(41)	Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(42)	The PNC Financial Services Group, Inc. is the controlling entity of this selling securityholder. As such, it may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(43)	Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by this selling securityholder. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by this selling securityholder.

(44)	Andrew Kaplan, Brian Swain and Louis Napoli may each be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(45)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment advisor of this selling securityholder and consequently has voting control and investment discretion over securities held by this selling securityholder. Ramius Capital disclaims beneficial ownership of the securities held by this selling securityholder. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(46)	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s securities owned by the RHP Master Fund.

(47)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of these securities.

(48)	Sandelman Partners, LP is the investment manager of Sandelman Partners Multi-Strategy Master Fund, Ltd. Sandelman Partners GP, LLC is the general partner of Sandelman Partners, LP. Jonathan Sandelman is the managing member of Sandelman Partners GP, LLC. Each of Sandelman Partners, LP, Sandelman Partners GP, LLC and Jonathan Sandelman disclaims beneficial ownership of the securities registered hereunder, except to the extent of its or his pecuniary interest in such securities.

(49)	Louise Morwick, Bryn Joynt and Chris Witkowski may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(50)	Michael A. Roth and Brian J. Stark have voting and investment control over securities owned by Stark Master Fund Ltd., but Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(51)	J. Michael Johnston and Brian K. Klein may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(52)	J. David Rogers be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(53)	Canyon Capital Advisors LLC is the investment advisor for this selling securityholder. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(54)	Includes an additional 271,633 shares of the Company’s common stock beneficially owned by this selling securityholder.

(55)	This selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the “investment manager”). The investment manager makes all the investment/voting decisions. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, which is listed and traded on the New York Stock Exchange.

(56)	John Dibacco, on behalf of UBS Securities LLC, may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(57)	Vicis Capital LLC is the investment manager of this selling securityholder. Sky Lucas, Shad Stastney and John Succo control Vicis Capital LLC and therefore may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(58)	Shawn Bergerson be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(59)	UBS Global Asset Management (UK) Ltd. is the investment manager and has voting and investment control over the securities being offered by this selling securityholder. UBS Global Asset Management (UK) Ltd. is a wholly owned subsidiary of UBS AG, which is a publicly-held entity

(60)	These holders represent the remaining selling securityholders. We are unable to provide the names of these selling securityholders because such selling securityholders have not yet provided us with the information necessary to name them in this prospectus. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(61)	Assumes that any other holders of Debentures or any future transferees, pledgees, donees or successors of or from any such other holders of the Debentures do not beneficially own any common stock other than common stock into which the Debentures are convertible at the initial conversion rates of 19.0734 shares per $1,000 of principal amount of Series A Debentures and 17.1003 shares per $1,000 of principal amount of Series B Debentures.

Plan of Distribution

We are registering the Debentures and the underlying shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus.

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may sell the Debentures and any common stock into which the Debentures are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution of the Debentures and any common stock into which the Debentures are convertible take the form of an underwritten offering of such Debentures or common stock without the prior written agreement of Countrywide Financial Corporation.

The Debentures and any common stock into which the Debentures are convertible may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the selling securityholders or by agreement between such selling securityholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling securityholders from the sale of the Debentures or common stock offered by them will be the purchase price of the Debentures or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the Debentures or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	otherwise than on such exchanges or services or in the over-the-counter market.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of the Debentures and any common stock into which the Debentures are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Debentures or any common stock into which the Debentures are convertible to close out their short positions, or loan or pledge the Debentures or any common stock into which the Debentures are convertible to broker-dealers which in turn may sell these securities.

Our outstanding common stock is listed for trading on the NYSE. The Debentures are currently eligible for trading in PORTAL. However, the Debentures will cease to be eligible for trading in PORTAL upon their registration. We have no plans to list the Debentures on a securities exchange or to include the Debentures in any automated quotation system upon their registration and can give no assurance about the development of any trading market for the Debentures. See “Risk Factors — There is no established trading market for the Debentures.”

In order to comply with the securities laws of some states, if applicable, the Debentures and any common stock into which the Debentures are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the Debentures and any common stock into which the Debentures are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Debentures and common stock into which the Debentures are convertible may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Debentures or the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and any common stock issuable upon conversion of the Debentures. Selling securityholders may ultimately not sell all, and conceivably may not sell any, of the Debentures and shares of common stock offered by them under this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Debentures and the shares of common stock by other means not described in this prospectus. Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A under the Securities Act rather than pursuant to this prospectus.

To the extent required, the specific Debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus relates.

We originally issued the Debentures to Lehman Brothers Inc., Citigroup Global Markets Inc. and Banc of America Securities LLC, as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser immediately resold the Debentures to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement with the initial purchaser for the benefit of holders of the Debentures to register the Debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Debentures and any common stock, including liabilities under the Securities Act. We have agreed, among other things, to pay all expenses of the shelf registration statement to which this prospectus relates.

Validity of Securities

The validity of the Debentures will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain United States federal tax matters, to the extent such statements constitute a summary of matters of law, have been passed upon by Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements and financial statement schedules of Countrywide Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Part II

Information Not Required in the Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the expenses (all of which are estimated) to be incurred by the Registrants in connection with the offering described in this registration statement. The Registrants are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting discounts or commissions or broker’s or agent’s commissions and expenses. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$122,800
Legal fees and expenses	100,000
Accounting fees and expenses	30,000
Printing and engraving expenses	10,000
Trustees’ fees and expenses	10,000
Miscellaneous	15,000

Total	$287,800

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Sections 722, 723, 725 and 726 of the New York Business Corporation Law are substantively equivalent to Section 145 of the Delaware General Corporation Law.

Article SIXTH of the Certificate of Incorporation of Countrywide Financial Corporation provides that Countrywide Financial Corporation may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Article VIII of Countrywide Financial Corporation’s Bylaws provides that Countrywide Financial Corporation shall indemnify its directors and officers, and persons serving as directors and officers of Countrywide Home Loans at the request of Countrywide Financial Corporation, against any threatened, pending or completed action, suit or proceeding or investigation brought against such directors and officers by reason of the fact that such persons were such directors or officers, provided that such persons acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of Countrywide Financial Corporation; except that in the case of actions brought by or in the right of Countrywide Financial Corporation to procure a judgment in its favor, no indemnification is permitted in respect to any claim, issue or matter as to which any such director or officer shall have been adjudged to be liable to Countrywide Financial Corporation unless the court in which the action was brought determines that such person is entitled to indemnification. Countrywide Financial Corporation’s Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, agreements, vote of stockholders or disinterested directors or otherwise. Countrywide Financial Corporation has entered into indemnity agreements with certain of its directors and executive officers (including the directors and executive officers of Countrywide Home Loans), whereby such individuals are indemnified by Countrywide Financial Corporation up to an aggregate limit of $5,000,000 for any claims made against such individual based on any act, omission or breach of duty committed while acting as a director or officer, except, among other things, cases involving dishonesty or improper personal benefit. Countrywide Financial Corporation also maintains an insurance policy pursuant to which its directors and officers (including the directors and executive officers of Countrywide Home Loans) are insured against certain liabilities that might arise out of their relationship with Countrywide Financial Corporation as directors and officers.

Article SEVENTH of the Certificate of Incorporation provides that a director of Countrywide Financial Corporation shall have no personal liability to Countrywide Financial Corporation or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

Item 16.	Exhibits

4	.1.1	—	Restated Certificate of Incorporation of Countrywide Financial Corporation (incorporated by reference to Exhibit 3.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
4	.1.2	—	Certificate of Designations of 7.25% Series B Non-Voting Convertible Preferred Stock of Countrywide Financial Corporation, filed with the Secretary of State of the State of Delaware on August 22, 2007 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed August 28, 2007).
4.2		—	Bylaws of Countrywide Financial Corporation, as amended (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).
4	.3.1	—	Amended and Restated Rights Agreement, dated as of November 27, 2001, between the Company and The Bank of New York, as Rights Agent which includes as Exhibit A thereto, the form of Amended and Restated Certificate of Designation (incorporated by reference to Exhibit 1 to the Company’s Form 8-A/A, filed on December 10, 2001).
4	.3.2	—	Substitution of Rights Agent and Amendment to Amended and Restated Rights Agreement dated December 8, 2005, between the Company and American Stock Transfer & Trust Company which includes as Exhibit B thereto, the form of Rights Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).
4	.3.3	—	Second Amendment to Amended and Restated Rights Agreement dated June 14, 2006 by and between the Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on June 20, 2006).
4	.3.4	—	Third Amendment to Amended and Restated Rights Agreement, dated August 22, 2007, by and between the Company and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed August 28, 2007).
4.7		—	Indenture, dated May 22, 2007, among Countrywide Financial Corporation, Countrywide Home Loans, Inc. and The Bank of New York, as Trustee (including form of series A debenture and form of series B debenture) (incorporated by reference to Exhibit 4.1 to Countrywide Financial Corporation’s Current Report on Form 8-K dated May 29, 2007).
4.8		—	Registration Rights Agreement, dated May 22, 2007, among Countrywide Financial Corporation, Countrywide Home Loans, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.1 to Countrywide Financial Corporation’s Current Report on Form 8-K dated May 29, 2007).
5	.1*	—	Opinion of Davis Polk & Wardwell, counsel to Countrywide Financial Corporation and Countrywide Home Loans.
8	.1*	—	Opinion with respect to tax matters of Davis Polk & Wardwell, counsel to Countrywide Financial Corporation and Countrywide Home Loans (included in Exhibit 5.1).
12.1		—	Statements regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibits 12.1 to Countrywide Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).
23	.1*	—	Consent of KPMG LLP.
23	.2*	—	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
24	*	—	Powers of Attorney for Countrywide Financial Corporation and Countrywide Home Loans relating to subsequent amendments (included on pages II-5 and II-7).
25	.1*	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York as indenture trustee and guarantee trustee under the indenture dated May 22, 2007, among Countrywide Financial Corporation, Countrywide Home Loans, Inc. and The Bank of New York, as Trustee.

*	Filed herewith.

Item 17.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that the registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Countrywide Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 14th day of November, 2007.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ Angelo R. Mozilo
Angelo R. Mozilo
Chairman of the Board of Directors
and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Angelo R. Mozilo, David Sambol and Eric P. Sieracki, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Angelo R. Mozilo Angelo R. Mozilo	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer); Director	November 14, 2007

/s/ Eric P. Sieracki Eric P. Sieracki	Executive Managing Director and Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2007

/s/ Jeffrey M. Cunningham Jeffrey M. Cunningham	Director	November 14, 2007

/s/ Robert J. Donato Robert J. Donato	Director	November 14, 2007

/s/ Martin R. Melone Martin R. Melone	Director	November 14, 2007

Signature	Title	Date

/s/ Robert T. Parry Robert T. Parry	Director	November 14, 2007

/s/ Oscar P. Robertson Oscar P. Robertson	Director	November 14, 2007

/s/ Keith R. Russell Keith R. Russell	Director	November 14, 2007

/s/ David Sambol David Sambol	President and Chief Operating Officer, Director	November 14, 2007

/s/ Harley W. Snyder Harley W. Snyder	Director	November 14, 2007

Signatures

Pursuant to the requirements of the Securities Act of 1933, Countrywide Home Loans, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 14th day of November, 2007.

COUNTRYWIDE HOME LOANS, INC.

By	/s/ David Sambol
David Sambol
Chairman of the Board and
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Angelo R. Mozilo, David Sambol and Eric P. Sieracki, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Sambol David Sambol	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 14, 2007

/s/ Eric P. Sieracki Eric P. Sieracki	Executive Managing Director and Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2007

Carlos M. Garcia	Director	November , 2007

/s/ Andrew Gissinger III Andrew Gissinger III	President, Chief Operating Officer and Head of Mortgage Lending, Director	November 14, 2007

/s/ Angelo R. Mozilo Angelo R. Mozilo	Director	November 14, 2007

Exhibit Index

4	.1.1	—	Restated Certificate of Incorporation of Countrywide Financial Corporation (incorporated by reference to Exhibit 3.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
4	.1.2	—	Certificate of Designations of 7.25% Series B Non-Voting Convertible Preferred Stock of Countrywide Financial Corporation, filed with the Secretary of State of the State of Delaware on August 22, 2007 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed August 28, 2007).
4.2		—	Bylaws of Countrywide Financial Corporation, as amended (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).
4	.3.1	—	Amended and Restated Rights Agreement, dated as of November 27, 2001, between the Company and The Bank of New York, as Rights Agent which includes as Exhibit A thereto, the form of Amended and Restated Certificate of Designation (incorporated by reference to Exhibit 1 to the Company’s Form 8-A/A, filed on December 10, 2001).
4	.3.2	—	Substitution of Rights Agent and Amendment to Amended and Restated Rights Agreement dated December 8, 2005, between the Company and American Stock Transfer & Trust Company which includes as Exhibit B thereto, the form of Rights Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).
4	.3.3	—	Second Amendment to Amended and Restated Rights Agreement dated June 14, 2006 by and between the Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on June 20, 2006).
4	.3.4	—	Third Amendment to Amended and Restated Rights Agreement, dated August 22, 2007, by and between the Company and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed August 28, 2007).
4.7		—	Indenture, dated May 22, 2007, among Countrywide Financial Corporation, Countrywide Home Loans, Inc. and The Bank of New York, as Trustee (including form of series A debenture and form of series B debenture) (incorporated by reference to Exhibit 4.1 to Countrywide Financial Corporation’s Current Report on Form 8-K dated May 29, 2007).
4.8		—	Registration Rights Agreement, dated May 22, 2007, among Countrywide Financial Corporation, Countrywide Home Loans, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.1 to Countrywide Financial Corporation’s Current Report on Form 8-K dated May 29, 2007).
5	.1*	—	Opinion of Davis Polk & Wardwell, counsel to Countrywide Financial Corporation and Countrywide Home Loans.
8	.1*	—	Opinion with respect to tax matters of Davis Polk & Wardwell, counsel to Countrywide Financial Corporation and Countrywide Home Loans (included in Exhibit 5.1).
12.1		—	Statements regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibits 12.1 to Countrywide Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).
23	.1*	—	Consent of KPMG LLP.
23	.2*	—	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
24	*	—	Powers of Attorney for Countrywide Financial Corporation and Countrywide Home Loans relating to subsequent amendments (included on pages II-5 and II-7).
25	.1*	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York as indenture trustee and guarantee trustee under the indenture dated May 22, 2007, among Countrywide Financial Corporation, Countrywide Home Loans, Inc. and The Bank of New York, as Trustee.

*	Filed herewith.